                                                                     Exhibit 2.1


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                TBC CORPORATION,

                          TBC RETAIL ENTERPRISES, INC.,

                               TKI HOLDINGS, INC.,

                                       AND

                   CERTAIN STOCKHOLDERS OF TKI HOLDINGS, INC.

                                TABLE OF CONTENTS

ARTICLE 1 - DEFINITIONS ................................................1

         1.01     Defined Terms ........................................1
         1.02     Interpretation .......................................5

ARTICLE 2 - THE MERGER .................................................5

         2.01     The Merger ...........................................5
         2.02     Effects of the Merger ................................5
         2.03     Consummation of the Merger ...........................5
         2.04     Certificate; Bylaws; Directors and Officers; Name ....6
         2.05     Taking of Necessary Action; Further Action ...........6

ARTICLE 3 - EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
                  CORPORATIONS ...............................................6

         3.01     Conversion of Shares .................................6
         3.02     Merger Consideration .................................7
         3.03     Payment of Payoff Amounts ............................7
         3.04     Stockholders Fees and Expenses .......................8
         3.05     Stock Options ........................................8
         3.06     Maximum Aggregate Merger Consideration ...............8
         3.07     Exchange of Certificates .............................9

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF THE
                  HOLDING COMPANY ......................................9

         4.01     Schedules ...........................................10
         4.02     Corporate Organization ..............................10
         4.03     Authority; Authorization; Enforceability ............10
         4.04     Capitalization ......................................11
         4.05     Subsidiaries ........................................11
         4.06     Consents and Approvals; No Violation ................12
         4.07     Financial Statements; Long Term Debt and
                    Capital Leases ....................................12
         4.08     Taxes ...............................................13
         4.09     Employee Plans ......................................14
         4.10     Material Contracts ..................................15
         4.11     Absence of Certain Changes or Events ................16
         4.12     Litigation; Pending Decrees .........................16
         4.13     Licenses; Compliance With Laws ......................16
         4.14     Conduct to Date .....................................17

         4.15     Labor Matters .......................................18
         4.16     Undisclosed Liabilities; Warranty Matters ...........18
         4.17     Title to Properties; Absence of Liens, Etc. .........18
         4.18     Receivables; Prepaid Expenses .......................19
         4.19     Inventories .........................................20
         4.20     Proprietary Rights ..................................20
         4.21     Insurance; Bank Accounts ............................20
         4.22     Environmental Matters ...............................21
         4.23     Certain Transactions ................................22
         4.24     Disclosure ..........................................22

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF THE
                  SIGNING STOCKHOLDERS ................................22

         5.01     Authority; Authorization; Enforceability ............23
         5.02     Consents and Approvals; No Violation ................23
         5.03     Shares ..............................................23

ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF BUYER ...................24

         6.01     Corporate Organization ..............................24
         6.02     Authority; Authorization; Enforceability ............24
         6.03     Consents and Approvals; No Violation ................24
         6.04     Disclosure ..........................................25

ARTICLE 7 - PRE-CLOSING OBLIGATIONS ...................................25

         7.01     Conduct of the Business .............................25
         7.02     Further Assurances ..................................26
         7.03     Notice ..............................................27
         7.04     Access ..............................................27
         7.05     Stuart, Florida Lease ...............................27

ARTICLE 8 - CONDITIONS ................................................28

         8.01     Conditions to Obligations of Each Party .............28
         8.02     Additional Conditions to the Obligations
                    of Buyer and Merger Sub ...........................28
         8.03     Additional Conditions to the Obligations
                    of the Holding Company and the Signing
                    Stockholders ......................................30

ARTICLE 9 -    CLOSING; CERTAIN POST-CLOSING OBLIGATIONS ..............30
         9.01     Time and Place ......................................30

         9.02     Deliveries at the Closing ...........................31
         9.03     Certain Insurance ...................................31
         9.04     Payments to Optionees and Dissenters ................31
         9.05     Severance Agreements ................................31

ARTICLE 10 - TERMINATION AND WAIVER ...................................31

         10.01    Termination .........................................31
         10.02    Effect of Termination ...............................32
         10.03    Waiver ..............................................32

ARTICLE 11 - CLAIMS; ESCROW; INDEMNIFICATION; LIMITATIONS .............32

         11.01    Certain Defined Terms ...............................32
         11.02    Escrow ..............................................33
         11.03    Right to Reimbursement from Escrow ..................33
         11.04    Limitations on Escrow Reimbursement; Survival .......33
         11.05    Indemnification by Signing Stockholders .............34
         11.06    Limitations on Indemnification Obligations ..........34
         11.07    Indemnification for Article 5 and Other Matters .....35
         11.08    Indemnification by Buyer ............................35
         11.09    Indemnification Procedures ..........................36
         11.10    Sole Remedy .........................................36
         11.11    Trusts and Trustees .................................37

ARTICLE 12 - DAMAGE OR DESTRUCTION OF ASSETS ..........................37

ARTICLE 13 - MISCELLANEOUS ............................................37

         13.01    Survival ............................................37
         13.02    Public Statements ...................................37
         13.03    Stockholder Representative; Stockholders' Committee .37
         13.04    Notices .............................................39
         13.05    Headings ............................................40
         13.06    Counterparts ........................................40
         13.07    Transaction Expenses ................................40
         13.08    Attorneys' Fees .....................................40
         13.09    Whole Agreement; Amendment ..........................40
         13.10    Severability ........................................41
         13.11    Binding Effect, Assignment ..........................41
         13.12    Additional Parties ..................................41
         13.13    Governing Law .......................................41

         EXHIBIT A - Form of Opinion of Finn Dixon & Herling, LLP
         EXHIBIT B - Form of Escrow Agreement
         EXHIBIT C - Form of Opinion of Thompson Hine & Flory LLP


                             INDEX OF DEFINED TERMS
                             ----------------------

Defined Term                                      Defined in Section or Subsection
------------                                      --------------------------------
Allocable Portion                                          11.06(e)

Buyer                                                      Introduction

Capital Leases                                             4.07(b)
Certificate of Merger                                      2.03
Certificates                                               3.07(a)
Closing                                                    2.03
Closing Date                                               9.01
Code                                                       1.01
Common Shares                                              3.01(a)
Companies                                                  1.01
Companies' Knowledge                                       1.01
Constituent Entities                                       2.01
Corporation Law                                            Introduction

Damages                                                    11.01(a)
Dissenting Shares                                          3.01(d)

Effective Time                                             2.03
Employee Plans                                             1.01
Equipment Leases                                           4.17(b)
Entity                                                     1.01
Environmental Laws                                         1.01
ERISA                                                      1.01
Escrow Account                                             1.01
Escrow Agent                                               1.01
Escrow Agreement                                           11.02
Escrow Amount                                              3.02(b)
Escrow Reimbursed Signing Stockholder Losses               11.05(b)

Financial Statements                                       1.01

Governmental Entity                                        1.01

Hazardous Substance                                        1.01
Holding Company                                            Introduction
HSR Act                                                    1.01


Term                                             Defined in Section or Subsection
----                                              --------------------------------
IRS                                                        4.08(b)
In-the-Money Options                                       3.05

Licenses                                                   4.13
Liens                                                      1.01
Long Term Debt                                             4.07(b)
Losses                                                     11.01(b)

Material Adverse Effect                                    1.01
Material Contracts                                         1.01
Merger                                                     Introduction
Merger Consideration                                       3.02
Merger Sub                                                 Introduction

Net Merger Consideration                                   3.02(a)
Net Merger Consideration Per Share                         3.02(a)

Operating Company                                          Introduction
Options                                                    3.05
Option Cancellation Agreements                             3.05
Option Plans                                               3.05
Option Settlement Amount                                   3.05

Payoff Amounts                                             3.03
Proprietary Rights                                         4.20

Real Property Leases                                       4.17(b)
Related Persons                                            13.03(e)
Released Persons                                           13.03(e)
Representatives                                            7.04
Rights of Purchase                                         1.01

Schedules                                                  1.01
Shares                                                     3.02
Signing Stockholders                                       Introduction
Stockholder Agent                                          13.03(c)
Stockholder Representative                                 13.03(a)
Stockholders' Committee                                    13.03(b)
Stockholders Fees  and Expenses Amount                     3.04
Stockholders                                               1.01
Surviving Corporation                                      2.01



Term                                             Defined in Section or Subsection
----                                              --------------------------------
Tax Returns                                                1.01
Taxes                                                      1.01

Unreimbursed Escrow Losses                                 11.05(b)



                               INDEX TO SCHEDULES
                               ------------------

         Schedule No.                       Description
         ------------                       -----------
         4.04                               Stockholders and Stockholdings; Options;
                                                  Stockholders' Agreements and Other
                                                  Rights of Purchase
         4.05                               Investments
         4.06                               Consents and Approvals; No Violation
         4.07                               Financial Statement Exceptions; Long Term
                                                  Debt and Capital Leases
         4.08                               Tax Matters
         4.09                               Employee Plans; Employees
         4.10                               Material Contracts
         4.12                               Litigation; Outstanding Judgments
         4.13                               Licenses; Compliance With Laws
         4.14                               Changes Since December 31, 1999
         4.16                               Warranty and Service Contract Matters
         4.17                               Equipment and Real Property Leases; Title;
                                                  Condition of Assets; Certain Equipment
         4.18                               Receivables
         4.19                               Inventories
         4.20                               Proprietary Rights
         4.21                               Insurance; Bank Accounts
         4.22                               Environmental Matters
         4.23                               Certain Transactions

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

         THIS AGREEMENT AND PLAN OF MERGER is being executed this 2nd day of June, 2000, by and among TBC Corporation, a Delaware corporation ("Buyer"), TBC Retail Enterprises, Inc., a Delaware corporation and a wholly owned subsidiary of Buyer ("Merger Sub"), TKI Holdings, Inc., a Delaware corporation (the "Holding Company"), and those stockholders of the Holding Company who, by their execution of this Agreement or their execution of a counterpart of this Agreement after the date hereof, have agreed or will thereby agree to be bound hereby (collectively, the "Signing Stockholders"), under the following circumstances:

                  A. The Holding Company owns all of the issued and outstanding capital stock of Tire Kingdom, Inc., a Florida corporation (the "Operating Company").

                  B. Buyer and the Signing Stockholders have agreed to Buyer's acquisition of the Holding Company pursuant to the terms of this Agreement.

                  C. Upon the terms and conditions set forth herein, the respective Boards of Directors of the Holding Company and Merger Sub have approved the merger of Merger Sub into the Holding Company (the "Merger") in accordance with the General Corporation Law of the State of Delaware (the "Corporation Law"), determined that the Merger is in the best interests of and fair to their respective stockholders, and resolved to recommend the Merger to their respective stockholders.

                  D. The Signing Stockholders are the owners of in excess of 67% of the issued and outstanding shares of capital stock of the Holding Company, and each of the Signing Stockholders has agreed to vote in favor of, adopt, and approve this Agreement and the Merger.

                  E. As the sole stockholder of Merger Sub, Buyer, through its Board of Directors, has voted in favor of, consented to, adopted, and approved this Agreement and the Merger.

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties hereby agree as follows:

         ARTICLE 1.   DEFINITIONS.

         1.01 DEFINED TERMS. In addition to the capitalized terms defined elsewhere in this Agreement, the capitalized terms set forth below shall have the following meanings whenever used in this Agreement:

         "Code" means the Internal Revenue Code of 1986 and the rules and regulations thereunder, all as from time to time amended.

         "Companies" means, collectively, the Holding Company and the Operating Company.

         "Companies' Knowledge" means the actual knowledge of any of James F. Wright, Eric M. Margolin, Thomas Garvey, or Alvaro Diaz, as officers or as a member of management of the Holding Company and/or the Operating Company, after due inquiry, or the actual knowledge of any of the directors of the Holding Company or the Operating Company, without further inquiry.

         "Employee Plans" means all employment, bonus, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or bonus, employee stock ownership, stock appreciation rights, severance, termination, collective bargaining, insurance (including without limitation, self-insured arrangements, disability coverage, life, health or accident benefits), fringe benefit, employee discount, vacation or other benefit, or incentive policies, contracts, or arrangements, formal or informal, written or oral, of the Companies, including without limitation, all "employee pension benefit plans" as defined in Section 3(2) of ERISA and "employee welfare plans" as defined in
Section 3(1) of ERISA, and all trust agreements (if any) related thereto, relating to any present or former director, officer, or employee of the Companies.

         "Entity" means an individual, firm, trust, corporation, partnership, limited liability company, joint venture, business, enterprise, association, or organization, however constituted or existing.

         "Environmental Laws" means all applicable federal, state or local laws, statutes, ordinances, rules, regulations, codes, licenses, permits, authorizations, approvals, consent orders, judgments, decrees, injunctions, or agreements with any governmental entity related to (i) the protection, preservation, or restoration of the environment (including, without limitation, air, water vapor, surface water, ground water, drinking water supply, surface soil, subsurface soil, plant and animal life, or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, or disposal of Hazardous Substances. The term "Environmental Laws" includes, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C.ss.9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S. C.ss.6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. ss.7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S. C.ss.1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C.ss.2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. ss.11001, et seq.; the Safe Drinking Water Act, 42 U.S.C.ss.300f, et seq.; all comparable state and local laws; and any common law (including without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

         "ERISA" means the Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, all as from time to time amended.

         "Escrow Account" means the escrow account created pursuant to the terms of the Escrow Agreement.

         "Escrow Agent" means SunTrust Bank.

         "Financial Statements" means the (i) audited consolidated financial statements, schedules, and notes of the Companies, at and for the years ended December 31, 1997, 1998, and 1999; (ii) the interim financial statements of the Companies at and for the three months ended March 31, 2000; and (iii) the interim financial statements of the Companies at and for the month ended April 30, 2000.

         "Governmental Entity" means any federal, state, or local court, governmental authority, or other regulatory or administrative agency or commission.

         "Hazardous Substance" means any substance presently listed, defined, designated, or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include, without limitation, petroleum or any derivative or by-product thereof, asbestos, radioactive materials, polychlorinated biphenyls, and battery acids.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder, as from time to time amended.

         "Liens" means any mortgage, pledge, charge, security interest, or other encumbrance of any nature whatsoever upon or conditional assignment of any property or assets.

         "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), results of operations, business, or properties of the Companies, taken as a whole; provided, however, that (i) any adverse change, event or effect that arises out of the cessation of the Operating Company's relationship(s) with Michelin Tire Corporation, Michelin North America Inc., and/or Michelin Americas Small Tires shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect", (ii) any adverse change, event or effect that is demonstrated to be primarily caused by the announcement or pendency of the Merger or the other transactions contemplated hereby shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect", and (iii) any adverse change, event or effect that is demonstrated to be primarily caused by conditions affecting the United States economy generally or the economy of the Southeast region of the United States shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect".

         "Material Contracts" means all of the following to which either of the Companies is a party, is bound by, receives any benefits under, or by which any property or assets of either of the Companies may be bound: (i) the Real Property Leases; (ii) the Equipment Leases; (iii) all franchise, dealer, or other distribution agreements pursuant to which either of the Companies sells or otherwise distributes its products or services or pursuant to which any Entity sells or otherwise distributes products or services of either of the Companies;
(iv) all supply contracts or other such agreements or understandings (other than routine purchase orders which do not constitute blanket purchase orders and purchase orders relating to the purchase of inventory) pursuant to which either of the Companies purchased in its last fiscal year, or expects to purchase in this fiscal year, in excess of $50,000 worth of products; (v) any agreement, arrangement, or commitment which materially restricts the conduct of any line of business, including without limitation, all standstill or noncompete agreements;
(vi) any contract, agreement, or other arrangement (other than pursuant to the Employee Plans), providing for the furnishing of services to or by, providing for the rental of real or personal property to or from, or otherwise requiring payments to or from, any current or former director, officer, or stockholder of either of the Companies, any family member of any such director, officer or stockholder or any Entity in which any of the foregoing holds, directly or indirectly, a substantial interest; (vii) any agreement, indenture or other instrument relating to the borrowing of money by either of the Companies (other than trade payables entered into in the ordinary course of business), including without limitation, Long Term Debt and Capital Leases; (viii) any agreement pursuant to which either of the Companies is obligated to lend money or make advances, or has lent money or made advances which are still outstanding, to any Entity (other than routine travel advances to any employee not to exceed $2,000, routine salary advances to any employee not to exceed $3,000, or deposits or advances in respect of products purchased in the ordinary course of business);
(ix) any agreement, arrangement, or commitment to guarantee the obligations of or to indemnify or exonerate from liability any Entity (other than the Companies) or the current or former directors or officers of either of the Companies (other than pursuant to the Certificate of Incorporation or By-Laws of either of the Companies or applicable law or pursuant to any insurance maintained by the Companies for the benefit of current or former directors and officers); (x) any power of attorney presently in effect giving any Entity the right to act on behalf of either of the Companies; (xi) any partnership or joint venture agreement; (xii) any confidentiality or secrecy agreement (other than such agreements binding on landlords or vendors not to disclose information regarding the Companies); (xiii) any consulting agreement; (xiv) the Employee Plans; and (xv) any other contract, commitment, agreement, or understanding, whether written or oral (other than routine purchase orders which do not constitute blanket purchase orders and purchase orders relating to the purchase of inventory), which involves more than $50,000 and is not terminable without penalty upon not more than 90 days' notice.

         "Rights of Purchase" means any subscriptions, options, warrants, scrip, rights, calls, convertible securities, commitments, promises, or any other similar agreements or arrangements of any character.

         "Schedules" means the Schedules to this Agreement which are being executed and delivered by the Holding Company to Buyer and Merger Sub simultaneously with the execution and delivery of this Agreement.

         "Stockholders" means, collectively, the Entities (including without limitation, the Signing Stockholders) which own all of the issued and outstanding capital stock of the Holding Company.

         "Taxes" means all federal, state, local, or foreign income, franchise, sales, use, excise, real and personal property, transfer, employment, social security, unemployment, withholding, and other taxes, assessments, charges, fees, or levies, and any interest or penalties on any of the foregoing.

         "Tax Returns" means all federal, state, local, and foreign returns and reports relating to or required to be filed in connection with the determination, collection, assessment, or reporting of Taxes.

         1.02 INTERPRETATION. As used in this Agreement, the masculine, feminine and neuter genders and the plural and singular numbers shall be deemed to include the others in all cases where they would so apply.

         ARTICLE 2.   THE MERGER.

         2.01 THE MERGER. At the Effective Time (as defined in Section 2.03 hereof), in accordance with this Agreement and the Corporation Law, Merger Sub shall be merged with and into the Holding Company, the separate existence of Merger Sub (except as may be continued by operation of law) shall cease, and the Holding Company shall continue as the surviving corporation (the "Surviving Corporation"). The Holding Company and Merger Sub are sometimes referred to herein as the "Constituent Entities."

         2.02 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the Corporation Law. As of the Effective Time, the Holding Company shall be a wholly owned subsidiary of Buyer.

         2.03 CONSUMMATION OF THE MERGER. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article 7 hereof, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the Corporation Law (the "Certificate of Merger"), and take all such further action as may be required by law to make the Merger effective. The Merger shall occur immediately upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the date and time of such filing being referred to herein as the "Effective Time"). The closing of the

Merger and the transactions contemplated by this Agreement (the "Closing") shall take place as specified in Article 9.

         2.04 CERTIFICATE; BYLAWS; DIRECTORS AND OFFICERS; NAME. At the Effective Time, (a) the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated accordingly, and a statement to this effect shall be included in the Certificate of Merger; (b) the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided by law; (c) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, until their successors are elected; (d) the officers of Merger Sub shall be the initial officers of the Surviving Corporation, in each case until their successors are elected and qualified; and (e) the corporate name of the Merger Sub immediately prior to the Effective Time shall be the name of the Surviving Corporation.

         2.05 TAKING OF NECESSARY ACTION; FURTHER ACTION. Buyer, Merger Sub, and the Holding Company shall each take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible after its conditions to Closing are satisfied. If, at any time desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to and of all assets, property rights, privileges, powers, and franchises of either of the Constituent Entities, the officers and directors of such corporations are fully authorized in the name of their respective corporation or otherwise to take, and shall take, all such lawful and necessary action.

         ARTICLE 3. EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS.

         3.01 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Holding Company, the Surviving Corporation, or the holders of the following securities:

                  (a) Each Share of the Holding Company's Common Stock, par value $.01 per share (the "Common Shares"), which is issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares (as defined in Subsection 3.01(d) hereof), shall be cancelled and extinguished and be converted into and become a right to receive from Buyer the per share consideration which is set forth in
         Section 3.02.

                  (b) Each Common Share, if any, which is issued and owned by the Holding Company immediately prior to the Effective Time shall be cancelled, and no payment shall be made with respect thereto.

                  (c) Each share of Common Stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid, and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

                  (d) Notwithstanding anything to the contrary in this Agreement, if appraisal rights are available to holders of any Shares (as defined in Section 3.02) pursuant to Section 262 of the Corporation Law, all outstanding Shares, the holders of which have demanded and perfected their rights for appraisal thereof in accordance with all of the requirements of the Corporation Law and have not effectively withdrawn or lost their rights to such appraisal (the "Dissenting Shares"), shall not be converted into the per share consideration set forth in Section 3.02, and the holders of such Dissenting Shares shall be entitled only to such rights as are granted by the Corporation Law.

         3.02 MERGER CONSIDERATION. The aggregate merger consideration (the "Merger Consideration") to be paid by Buyer in exchange for all of the issued and outstanding Common Shares (the "Shares") shall be an amount equal to (i) $45,000,000, minus (ii) the Payoff Amounts with respect to the Long Term Debt, minus (iii) $700,174 (such amount being the principal balance owing under the Capital Leases as of May 31, 2000, as set forth on the Companies' books and records), minus (iv) the aggregate Option Settlement Amounts, minus (v) the Stockholders Fees and Expenses Amount, and minus (vi) $618,000, such amount being the maximum amount which the Companies would be required to withhold with respect to any bonuses described in Section 3.05, together with the Companies' Medicare tax obligation of 1.45% of the amount of such bonuses. The Merger Consideration shall be payable as follows:

                  (a) To the Stockholders, the sum of the Merger Consideration minus the Escrow Amount (the "Net Merger Consideration"). Upon due presentation, in accordance with the provisions of Section 3.07, of each Certificate representing any Shares, an amount equal to the Net Merger Consideration divided by 100,357 (the "Net Merger Consideration Per Share") shall be payable by Buyer with respect to each Share represented by the applicable Certificate. Such amount shall be payable in cash, by wire transfer of immediately available funds to such bank account as may be specified by the Stockholder thereof.

                  (b) At the Closing, Buyer shall deliver to the Escrow Agent the sum of $2,100,000 (the "Escrow Amount'), to be held by the Escrow Agent for distribution in accordance with the terms of the Escrow Agreement.

The Net Merger Consideration Per Share shall be subject to reduction as provided in Section 3.06 below.

         3.03 PAYMENT OF PAYOFF AMOUNTS. On the Closing Date, based upon the information provided to Buyer by the Holding Company in accordance with Subsection 8.02(h), Buyer shall cause the Surviving Corporation to deliver to the holders of Long Term Debt an amount sufficient to repay in full all amounts outstanding in respect of such Long Term Debt immediately prior to the Closing (the "Payoff Amounts"), with the result that, immediately following the Closing, there will be no further obligations of the Companies with respect to any Long Term Debt outstanding immediately prior to the Closing.

         3.04 STOCKHOLDERS FEES AND EXPENSES. On the Closing Date, Buyer shall deliver $2,132,000 (the "Stockholders Fees and Expenses Amount") to an account designated by the Stockholder Representative to be used to pay fees, expenses, costs, and other obligations arising out of or in connection with the transactions contemplated in this Agreement, including bonuses to certain employees of the Operating Company in an aggregate gross before-tax amount not to exceed $2,000,000, which bonuses shall be determined at the discretion of the Stockholders' Committee and payable out of the Stockholders Fees and Expenses Amount. Promptly after the payment of such bonuses, the Stockholders' Committee shall provide Buyer with all information necessary to calculate the actual amount of any withholding tax obligations with respect to such bonuses, plus the Companies' 1.45% Medicare tax obligation thereon. Buyer shall promptly refund to the Stockholders' Committee any portion of the amount described in clause (vi) of Section 3.02 in excess of the actual amount of such withholding tax obligations plus the Companies' 1.45% Medicare tax obligation thereon.

         3.05 STOCK OPTIONS. Prior to the Closing, the Holding Company shall enter into binding agreements ("Option Cancellation Agreements") with the holders of all options to purchase Common Shares (collectively, the "Options") which have been granted and are then outstanding under any stock option plan or other option arrangement of the Holding Company (collectively, the "Option Plans"), pursuant to which agreements the holders of such Options agree that the Options shall be cancelled immediately prior to the Effective Time and (i) in the case of Options with an exercise price at or in excess of the Net Merger Consideration Per Share and any Options which are not vested as of the Closing, settled without cash consideration, or (ii) in the case of Options with an exercise price below the Net Merger Consideration Per Share (the "In-the-Money Options"), settled by cash payment to the holders to be mailed within three business days after the Effective Time. The cash payment to the holder of each cancelled In-the-Money Option shall be an amount equal to (A) the excess, if any, of (i) the quotient obtained by dividing the sum of (x) the Net Merger Consideration plus (y) the aggregate amount of option exercise prices attributable to all In-the-Money Options, by the number of Shares plus the number of In-the-Money Options over (ii) the per share exercise price of such In-the-Money Option, multiplied by (B) the number of Common Shares for which such In-the-Money Option was granted (the "Option Settlement Amount"), less all deductions required by the respective Option Plan and any Tax withholding required in connection therewith.

         3.06 MAXIMUM AGGREGATE MERGER CONSIDERATION. In the event that there are more than 100,357 Shares issued and outstanding, the Net Merger Consideration Per Share payable by the Buyer in exchange for all the Shares (assuming for purposes of this Section that there are no Dissenting Shares), shall be reduced to appropriately reflect the actual number of Shares.

         3.07 EXCHANGE OF CERTIFICATES. (a) At the Closing, Buyer shall act as exchange agent in effecting the exchange of the Net Merger Consideration Per Share for certificates or satisfactory lost certificate affidavits in lieu thereof (collectively, the "Certificates") representing Shares entitled to payment pursuant to Section 3.01 (including any Dissenting Shares which may be surrendered as no longer dissenting).

                  (b) Upon the surrender of each Certificate, together with such Tax or other information as may be required to enable Buyer, Merger Sub, or the Surviving Corporation to comply with any withholding or reporting obligations under applicable law, the Stockholder thereof shall be entitled to receive in exchange therefor an amount equal to the Net Merger Consideration Per Share multiplied by the number of Shares represented by such Certificate, payable as provided in Section 3.02, and such Certificate shall be cancelled. Until so surrendered and exchanged, each Certificate shall represent solely the right to receive an amount equal to the Net Merger Consideration Per Share multiplied by the number of Shares represented by such Certificate and payable as provided in
Section 3.02. No interest shall be paid or accrued on the Net Merger Consideration Per Share upon the surrender of the Certificate. If any Net Merger Consideration is paid to any Entity other than the Entity in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Entity requesting such exchange shall pay to Buyer any transfer or other Taxes required by reason of the payment of such Net Merger Consideration to any Entity other than that of the registered holder of the Certificate surrendered, or such Entity shall establish to the satisfaction of Buyer that such Tax has been paid or is not applicable. Notwithstanding the foregoing, neither Buyer nor any party hereto shall be liable to a holder of Shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

                  (c) Each holder of a Certificate not tendered for exchange at the Closing may surrender the Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor an amount equal to the Net Merger Consideration Per Share multiplied by the number of Shares represented by such Certificate, payable as provided in Section 3.02, without any interest thereon, but shall have no greater rights against the Surviving Corporation than may be accorded to general unsecured creditors of the Surviving Corporation.

                  (d) After the Effective Time, there shall be no transfers of any Shares on the stock transfer books of the Surviving Corporation. If Certificates are presented to the Surviving Corporation or Buyer after the Closing, they shall be cancelled and exchanged for the applicable Net Merger Consideration Per Share, payable as provided in this Agreement.

         ARTICLE 4.   REPRESENTATIONS AND WARRANTIES OF THE HOLDING COMPANY.

         The Holding Company represents and warrants to Buyer as follows as of the date of this Agreement:

         4.01 SCHEDULES. The Holding Company has heretofore delivered one set of the Schedules to Buyer and Merger Sub, identified by its signature thereon.

         4.02 CORPORATE ORGANIZATION. (a) The Holding Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and the Operating Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida.

                  (b) The Holding Company conducts no business and has no assets, other than the capital stock of the Operating Company. The Holding Company is not qualified to do business as a foreign corporation in any state, and neither the Holding Company's ownership or leasing of property or the nature of its business makes any such qualification necessary.

                  (c) The Operating Company is qualified to do business as a foreign corporation and is in good standing in the State of North Carolina. Neither the Operating Company's ownership or leasing of property or the nature of the business conducted by it makes it necessary for the Operating Company to be qualified to do business as a foreign corporation in any state other than North Carolina.

                  (d) Each of the Companies has the requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted.

                  (e) The Holding Company has heretofore delivered or made available to Buyer true and complete copies of the Holding Company's Certificate of Incorporation and By-Laws and the Operating Company's Articles of Incorporation and Bylaws, all as currently in effect.

         4.03 AUTHORITY; AUTHORIZATION, ENFORCEABILITY. (a) The Holding Company has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of the Holding Company in accordance with the Corporation Law; and except for the approval of the Stockholders in accordance with Section 251 and all other applicable provisions of the Corporation Law, no other corporate proceedings on the part of the Holding Company or its Stockholders or directors are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

                  (b) This Agreement has been duly executed and delivered by the Holding Company and constitutes a valid and binding obligation of the Holding Company, enforceable against it in accordance with its terms.

         4.04 CAPITALIZATION. (a) The authorized capital stock of the Holding Company consists of 123,500 Common Shares, of which 120,000 are designated as voting and 3,500 are designated as non-voting. No non-voting Common Shares are issued and outstanding. A total of 100,357 voting Common Shares are issued and outstanding, and there are no treasury shares. Schedule 4.04(a) sets forth a complete and accurate listing of each Stockholder and the number of Shares owned of record by such Stockholder.

                  (b) The authorized capital stock of the Operating Company consists of 60,000 shares of the Common Stock, $1.00 par value, of which 60,000 are issued and outstanding. All of the issued and outstanding shares of Common Stock of the Operating Company are owned by the Holding Company, of record and beneficially.

                  (c) Schedule 4.04(c) sets forth a complete and accurate listing of all Options outstanding on the date of this Agreement, together with the names of the holders thereof, dates of grant, term of Option, and per share exercise prices thereunder. Except for the Options, there are no outstanding Rights of Purchase relating to the issued or unissued Common Shares or other capital shares or securities of either of the Companies which obligate or may obligate either of the Companies to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional Common Shares or other capital shares or securities of either of the Companies or to grant, extend, or enter into any such Rights of Purchase.

                  (d) Except as set forth on Schedule 4.04(d), to the Companies' Knowledge, there are no contracts, agreements, or understandings between or among any Stockholders which limit, restrict, or otherwise affect the voting, sale, transfer, or other disposition of any Common Shares.

                  (e) All outstanding Common Shares are duly authorized, validly issued, fully paid, and nonassessable, and not subject to any right of rescission. No outstanding Common Shares were issued in violation of any preemptive right of any Stockholder or other Entity, and except as set forth on
Schedule 4.04(d), no Stockholder currently has any preemptive right with respect to any Common Shares. No Stockholder has a valid claim or cause of action against the Holding Company based on any violation of any applicable securities law in connection with the issuance or other sale by the Holding Company of Common Shares to such Stockholder.

                  (f) All outstanding capital stock of the Operating Company is duly authorized, validly issued, fully paid, and nonassessable.

                  (g) Since December 31, 1999, the Holding Company has not repurchased or otherwise acquired any of its Common Shares or other capital shares or securities.

         4.05 SUBSIDIARIES. Except as set forth on Schedule 4.05, neither of the Companies has any investment in or owns any securities of any Entity other than certificates of deposit, commercial paper, or similar money equivalents and the Holding Company's investment in and ownership of the outstanding capital stock of the Operating Company.

         4.06 CONSENTS AND APPROVALS; NO VIOLATION. Except as set forth on
Schedule 4.06, neither the execution and delivery of this Agreement by the Holding Company, nor the consummation by the Holding Company of the transactions contemplated hereby, nor compliance by the Holding Company with any of the provisions hereof, will:

                  (a) Conflict with or result in any breach of any provision of the Certificate or Articles of Incorporation or Bylaws of either of the Companies.

                  (b) Violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, result in a right of termination or acceleration of, result in the creation of any Lien upon any of the properties or assets of either of the Companies under, or require any consent, approval, or authorization which has not been obtained from any other party to, any Material Contract, as a result of which either of the Companies will incur expenses or damages of $25,000 or more.

                  (c) Violate any judgment, ruling, order, writ, injunction, decree, statute, rule, or regulation of any Governmental Entity applicable to either of the Companies or any of their respective properties or assets.

                  (d) Except for the filing of the Certificate of Merger and compliance with the requirements of the HSR Act, require, on the part of the Holding Company, any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Entity.

         4.07 FINANCIAL STATEMENTS; LONG TERM DEBT AND CAPITAL LEASES. (a) Except set forth on Schedule 4.07(a), the Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein) and fairly present in all material respects the consolidated financial position of the Companies at the dates thereof and the results of operations and cash flows for the periods then ended subject, in the case of interim financial statements, to normal year-end adjustments which would be made if the transactions contemplated by this Agreement had not occurred and any other adjustments described therein, which adjustments will not, in the aggregate, have a Material Adverse Effect, and except that the interim financial statements lack footnotes and other presentation items.

                  (b) Schedule 4.07(b) sets forth a complete and accurate listing of (i) all indebtedness for borrowed money owing by the Companies, other than short term debt arising under the Companies' existing revolving credit facilities (collectively, "Long Term Debt"); and (ii) all leases of personal property to which either Company is a party and which under generally accepted accounting principles, are required to be capitalized on the books and records of the Companies (collectively, the "Capital Leases").

         4.08 TAXES. (a) Except as set forth on Schedule 4.08, the Companies have prepared in good faith and duly and timely filed, or caused to be duly and timely filed, all Tax Returns required to be filed by either of them. The Companies have paid, or have adequately reserved or made adequate accruals (in accordance with generally accepted accounting principles) with respect to, all Taxes due and payable pursuant to such Tax Returns or otherwise owing by the Companies, whether or not shown to be owing on such Tax Returns, including without limitation, all Taxes which are being contested in good faith by appropriate proceedings and all Taxes for any prior period that are not yet due and payable, and the Companies do not and will not have any liability for Taxes referable to any period prior to the Closing Date in excess of the amount so reserved or accrued, except (i) as set forth in Schedule 4.08, (ii) for Taxes as to which the assessment of deficiencies and other means of collection have been barred by the applicable statute of limitations, (iii) ordinary and normal Taxes which are not yet due and payable, and (iii) other Taxes the liability for which will not exceed $50,000 in the aggregate.

                  (b) Schedule 4.08 sets forth the following information with respect to the Companies: (i) the most recent Tax year through which the Internal Revenue Service ("IRS") has completed its examination of the Companies;
(ii) whether there is an examination pending by the IRS with respect to the Companies, and, if so, the Tax years involved; (iii) whether the Companies have executed or filed with the IRS or any other Governmental Entity any agreement which is still in effect extending the period for assessment and collection of any Tax and, if so, the Tax years covered by such agreement and expiration date of such extension; and (iv) to the Companies' Knowledge, whether there are any existing disputes as to any Taxes.

                  (c) Except as set forth on Schedule 4.08, neither of the Companies is a party to any action or proceeding, nor to the Companies' Knowledge, is any such action or proceeding threatened, by any Governmental Entity for the assessment or collection of Taxes, and no deficiency notices or reports have been received by the Companies in respect of any deficiencies for Taxes. After the date of this Agreement and prior to the Closing, the Holding Company will promptly notify Buyer of (i) the commencement or threat of any such action or proceeding, or (ii) the receipt by either of the Companies of any such deficiency notice or report.

                  (d) Set forth on Schedule 4.08 is information as of the most recent practicable date concerning: (i) the aggregate amount of net Section 1231 losses incurred since January 1, 1995 under the Code that has been deducted or is expected to be deducted by the Companies; (ii) any effective election made by the Companies with respect to any Taxes which is not apparent on the face of the Tax Returns; and (iii) a list of jurisdictions in which either of the Companies is required to file Tax Returns. The Holding Company has heretofore made available to Buyer true and complete copies of the Companies' Tax Returns for 1996, 1997, and 1998. Since January 1, 1995, to the Companies' Knowledge, no claim has been made by a taxing authority in any jurisdiction where either of the Companies does not file Tax Returns that either of the Companies is subject to taxation by such jurisdiction.

                  (e) Except as otherwise set forth on Schedule 4.08, and except for the affiliated group of which the Holding Company is the parent, neither of the Companies has ever been a member of an affiliated group within the meaning of Section 1504 of the Code.

                  (f) Except as otherwise set forth on Schedule 4.08, (i) the Company has not taken any position on its federal income Tax returns (and its not considering taking a position on a federal income Tax return required to be filed before or after the Closing Date) that would subject it to an underpayment of federal income Tax within the meaning of Section 6662 of the Code or any corresponding provision of state or local Tax law; (ii) neither of the Companies is a party to any Tax allocation or Tax sharing agreement; (iii) neither of the Companies has agreed to make, nor is it required to make, any adjustment under
Section 481 of the Code by reason of a change in accounting method, accounting period, or otherwise; (iv) neither of the Companies has engaged in a transfer of assets that would have resulted in gain pursuant to Section 311 of the Code, but which gain was treated as a deferred intercompany gain pursuant to the Code; (v) neither of the Companies has deferred any gain from the sale of assets pursuant to Section 453 of the Code; and (vi) neither of the Companies has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments, that will not be deductible under
Section 280G or 162(m) of the Code or other compensation that must be capitalized under Section 263 of the Code for any period prior to the Closing or in connection with the consummation of the transactions contemplated by this Agreement. To the Companies' Knowledge, the bonuses described in Section 3.04 of this Agreement will not constitute "excess parachute payments" under Section 280G of the Code.

         4.09 EMPLOYEE PLANS. (a) Schedule 4.09(a) sets forth a complete list of all Employee Plans. The Holding Company has delivered or made available to Buyer true and complete copies of all such Employee Plans, in each case as in effect on the date of this Agreement.

                  (b) Except as set forth on Schedule 4.09(b), each Employee Plan has been maintained, operated, and administered in substantial compliance with its terms and in all material respects with all applicable requirements of ERISA, the Code, and any other laws, rules, or regulations (including without limitation, the provisions of ERISA relating to fiduciary obligations and disclosure and reporting requirements, and the provisions of the Code relating to nondiscrimination testing).

                  (c) Except as set forth on Schedule 4.09(c), neither of the Companies currently maintains, or has at any time in the past maintained, any pension plan, as defined in Section 3(2) of ERISA. Neither of the Companies is or has been a party to or has completely or partially withdrawn from any multi-employer plan, within the meaning of Section 3(37) of ERISA, which is subject to any of the provisions of ERISA.

                  (d) Except as set forth on Schedule 4.09(d), the Companies have no present or future obligation to make any payments or provide benefits, including without limitation, death or medical benefits (whether or not insured), with respect to current or former employees beyond their retirement or other termination of service, other than (i) temporary coverage mandated by applicable law, (ii) death benefits or retirement benefits under any employee pension plan, as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Companies, or
(iv) benefits the full cost of which are borne by the current or former employee (or his or her beneficiary).

                  (e) To the Companies' Knowledge, there is no action, order, judgment, claim, suit, litigation, governmental audit, investigation, or compliance examination relating to or seeking benefits under any Employee Plan that is outstanding, pending, threatened, or anticipated against the Companies, other than routine claims of participants.

                  (f) All required contributions and incentive bonuses and other payments owing to any employee pursuant to each Employee Plan have been made, except for current contributions, bonuses and other payments not yet due and payable, all of which have been accrued and are reflected on the books and records of the Companies.

                  (g) With respect to each Employee Plan, to the Companies' Knowledge, no event has occurred and no condition exists that would subject either of the Companies, the Surviving Corporation, or Buyer to any tax under Sections 4972, 4974 through 4977, 4979, and 4980B of the Code or to a fine or liability under Section 502 of ERISA.

                  (h) The Holding Company has delivered or made available to Buyer true and complete copies of the most recently filed IRS Form 5500 and accountant's opinion of the three most recent plan years for each Employee Plan required to file or prepare the same.

                  (i) The Companies have not announced plans and do not have any legally binding commitment to create any additional Employee Plans which are intended to cover, or to amend or modify any existing Employee Plan which covers or has covered, current or former employees, directors, officers, or consultants of the Companies.

                  (j) Schedule 4.09 sets forth the name, title or responsibility, and rate of annual compensation of each employee of the Operating Company whose base salary exceeds $100,000 per annum. Except as set forth on Schedule 4.09(j), between January 1, 2000 and the date of this Agreement, no manager of any of the Operating Company's retail facilities has left the employment of the Operating Company.

         4.10 MATERIAL CONTRACTS. (a) Set forth on Schedule 4.10 is a complete list of all Material Contracts in force and effect on the date of this Agreement. The Holding Company has delivered or made available to Buyer true and complete copies of all such Material Contracts and will deliver or make available to Buyer true and complete copies of all Material Contracts executed after the date of this Agreement. Except as set forth on Schedule 4.10,
(i) to the Companies' Knowledge, all of the Material Contracts are valid, binding, and in full force and effect; (ii) neither of the Companies nor, to the Companies' Knowledge, any other party thereto is in default under any Material Contract, which default is reasonably likely to have a Material Adverse Effect; and (iii) to the Companies' Knowledge, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute a default.

                  (b) To the Companies' Knowledge, no Material Contract calls for purchasing by the Operating Company of any inventory at prices substantially in excess of prevailing market prices on the date of this Agreement.

         4.11 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1999, there has not been any adverse change in the condition (financial or otherwise), results of operations, business, or properties of the Companies, other than such changes as will not have a Material Adverse Effect.

         4.12 LITIGATION; PENDING DECREES. (a) Set forth on Schedule 4.12(a) is a complete and accurate list of all litigation, actions, arbitrations, proceedings or investigations pending against either of the Companies or, to the Companies' Knowledge, threatened against or affecting the Companies (including without limitation, charges or complaints filed with the Department of Labor, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, or comparable or similar state agencies). To the Companies' Knowledge, except as set forth on Schedule 4.12(a), no set of circumstances exists or events have occurred that are likely to result in any claim or litigation against the Companies which is not covered by the insurance currently maintained by the Companies, other than routine customer complaints in the ordinary course of business.

                  (b) Except as set forth on Schedule 4.12(b), there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against either of the Companies.

         4.13 LICENSES; COMPLIANCE WITH LAWS. (a) Set forth on Schedule 4.13 is a complete list of all material permits, licenses, franchises, zoning variances, and governmental approvals and authorizations, including without limitation, those required under any Environmental Law (collectively, "Licenses"), which are held or used by either of the Companies. All of the Licenses are in full force and effect, and no material violation has occurred which has not been cured in respect of any of the same, nor is any proceeding pending or, to the Companies' Knowledge, threatened with respect to the revocation or limitation of any of the same. There are no material permits, licenses, franchises, zoning variances, or governmental approvals or authorizations, other than the Licenses, which are necessary to own either of the Companies' assets or to conduct the business of either Company as it is now being conducted.

                  (b) Except as disclosed on Schedule 4.13(b), the business of the Operating Company is not being conducted, and, since December 31, 1995, has not been conducted, in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity (including without limitation, zoning ordinances, building codes, Environmental Laws, occupational health and safety laws and regulations, Fair Labor Standards Act or comparable state laws governing the payment of wages or overtime, and franchise laws and regulations), except (i) for possible violations which, insofar as reasonably can be foreseen, will cause the Companies to incur in the future expenses or damages of less than $50,000 in the aggregate; and (ii) that, in the case of any costs and expenses that are the minimum amount necessary in order to remedy the failure of the Operating Company or its facilities to be in compliance with the Americans with Disabilities Act, as in effect on the Closing Date, such costs and expenses will not exceed $200,000. To the Companies' Knowledge, no investigation or review by any Governmental Entity is pending or threatened with respect to either of the Companies, nor has any Governmental Entity indicated an intention to conduct the same.

         4.14 CONDUCT TO DATE. Except as disclosed on Schedule 4.14 and except for the transactions contemplated by this Agreement, since December 31, 1999:

                  (a) Each Company has carried on its business in the ordinary and usual course consistent with its current practices.

                  (b) Each Company has not issued or sold any of its capital stock.

                  (c) Each Company has not declared, set aside, or paid any dividend or other distribution in respect of its capital stock or, directly or indirectly, redeemed or otherwise acquired any of its capital stock.

                  (d) Each Company has not prepaid any Long Term Debt, Capital Lease, or any other corporate debt or instruments which are or would be classified as long term debt on its balance sheet, increased the amount of its short term borrowings under available lines of credit (other than in the ordinary course of business), or made any loan or advance to any Entity.

                  (e) Each Company has not sold, assigned, transferred, or otherwise disposed of any of its material properties or assets other than in the ordinary course of its business.

                  (f) Each Company has not purchased or otherwise acquired from any third party assets constituting any other line of business or any material properties or assets outside the ordinary course of its business.

                  (g) Each Company has not entered into any supply contract or other such agreement or understanding relating to the purchase of products by it which would constitute a Material Contract and which is not listed on Schedule 4.10.

                  (h) Each Company has not increased the rate of compensation of any employee whose base salary exceeds $100,000 per annum after the increase or made an across-the-board increase in the compensation of any class of employees; paid any bonus to any of its directors, officers, or other employees, except as required under existing Employee Plans; secured, collateralized, or funded any Employee Plan not previously secured, collateralized, or funded; entered into, terminated, or substantially modified any employment agreement or other Employee Plan; or agreed to do any of the foregoing.

                  (i) Each Company has not entered into, or amended, modified or terminated, any Material Contract outside the ordinary course of its business.

         4.15 LABOR MATTERS. The Holding Company has no employees. Except as set forth on Schedules 4.12(a) and 4.12(b), there are no controversies pending between the Operating Company and any of its current or former employees, other than routine individual grievances which will not have a Material Adverse Effect. No employee of the Operating Company is represented by any labor union and, to the Companies' Knowledge, no labor union is attempting any such representation.

         4.16 UNDISCLOSED LIABILITIES; WARRANTY MATTERS. (a) Except as and to the extent disclosed, reflected or reserved against in the Financial Statements, neither Company has, as of the respective dates thereof, any material liabilities and obligations (whether accrued, absolute, contingent or otherwise) which are required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles or disclosed in the notes thereto, and there was no material loss contingency, as defined in paragraph 1 of Statement of Financial Accounting Standards No. 5, of the Companies which would be required to be disclosed pursuant to generally accepted accounting principles which was not so reflected or disclosed. Since December 31, 1999, except to the extent so disclosed, reflected, or reserved against, neither of the Companies has incurred any such material liability or obligation (other than liabilities and obligations incurred or assumed in the ordinary course of business), and no such material loss contingency has arisen.

                  (b) Schedule 4.16 contains a true and complete copy of the forms of all unexpired warranties made by the Operating Company with respect to products sold by it (other than warranties arising by operation of law) and the forms of all unexpired service contracts under which the Operating Company has any obligation. The warranty/service contract reserve set forth on the most recent balance sheet included in the Financial Statements was established in accordance with generally accepted accounting principles consistently applied.

         4.17 TITLE TO PROPERTIES; ABSENCE OF LIENS, ETC. (a) Neither Company currently owns any real property or has owned any real property at any time prior hereto (other than leaseholds).

                  (b) (i) Schedule 4.17(b)(i) contains a true and complete list of all material leases, bailments, or right-to-use consignments of equipment or other personal property to which either Company is a party (the "Equipment Leases"), and (ii) Schedule 4.17(b)(ii) contains a true and complete list of all leases of real property to which either Company is a party (the "Real Property Leases").

                  (c) Except for the equipment subject to the Equipment Leases, the real property subject to the Real Property Leases, and various personal items of nominal value belonging to the Operating Company's employees, each of the Companies owns all properties and assets used in the conduct of its business since January 1, 1999, other than any properties or assets disposed of since such date in the ordinary course of business.

                  (d) Except as disclosed on Schedule 4.17(d), each of the Companies has good and marketable title (or in the case of leaseholds, good and valid leasehold title) to all of its properties and assets, including without limitation, those assets and properties reflected in the Financial Statements, free and clear of all Liens, except (i) the Lien of current Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings; (ii) properties and assets disposed of since the dates of such Financial Statements in the ordinary course of business; (iii) such secured indebtedness as is disclosed in the Financial Statements or in the Schedules;
(iv) Liens and imperfections of title which do not individually or in the aggregate materially detract from the value, or impair the use, of the properties as currently used; (v) inchoate mechanics and materialmens' Liens for construction in progress; and (vi) other Liens of workmen, repairmen, warehousemen and carriers arising in the ordinary course of business which are not, either individually or in the aggregate, material in amount. To the Companies' Knowledge, there are no eminent domain proceedings pending or threatened with respect to any of the real property subject to the Real Property Leases other than the eminent domain proceedings set forth on Schedule 4.12(a), which relate to possible road projects, the effect of which would not be material to the particular facility involved.

                  (e) Except as set forth on Schedule 4.17(e), taken as a whole, the buildings and material tangible personal property owned or leased by the Operating Company are (i) in good working condition (normal wear and tear excepted) for such assets, given their respective ages, and (ii) adequate and suitable for the purposes for which they are presently being used.

                  (f) Set forth on Schedule 4.17(f) is a complete list of each item of "equipment" (as defined in Article 9 of the Uniform Commercial Code) owned by the Operating Company and having a net book value in excess of $5,000 as of December 31, 1999.

         4.18 RECEIVABLES; PREPAID EXPENSES. (a) Except as set forth on Schedule 4.18, all of the accounts, notes, and other receivables which are reflected in the most recent balance sheet included in the Financial Statements were acquired in the ordinary course of business, are valid receivables, and except to the extent reserved against on the books and records of the Companies, are, to the Companies' Knowledge, collectible in full, in the ordinary course of business. The receivables reserve set forth on the most recent balance sheet included in the Financial

Statements was established in accordance with generally accepted accounting principles consistently applied.

                  (b) To the Companies' Knowledge, all prepaid expenses of the Companies accrued on their books and records on the Closing Date will represent BONA FIDE prepayments made by the Companies, full credit for which will be afforded to the Companies by the Entities that received such prepayments.

         4.19 INVENTORIES. The inventories set forth on the December 31, 1999 and the March 30, 2000 balance sheets of the Companies which constitute part of the Financial Statements were properly recorded and valued (net of any reserves noted thereon) in accordance with generally accepted accounting principles and, subject to such reserves, consisted of items of a quality and quantity currently usable and saleable in the ordinary course of business. Neither Company has reason to believe that any currently unsold inventory of the Operating Company will not be used in the business or sold within a reasonable period of time following the Closing at not less than the amount reflected on such balance sheets or, in the case of inventory acquired after March 30, 2000, at not less than the amount reflected on the Companies' books and records. The Operating Company does not have any consigned inventory except as described on Schedule 4.19.

         4.20 PROPRIETARY RIGHTS. (a) Set forth on Schedule 4.20 is a complete and accurate list of all patents, trademarks, tradenames, or copyright registrations (collectively, "Proprietary Rights") owned or held by either Company. To the Companies' Knowledge, with the exception of the right to advertise, display, and sell products purchased by the Operating Company from its suppliers using the trademarks of those suppliers, no Proprietary Rights other than those listed on Schedule 4.20 are used in or necessary for the conduct of either Company's business as now being conducted.

                  (b) Except as set forth on Schedule 4.20, the Companies own all Proprietary Rights listed therein, the use of such Proprietary Rights by the Companies does not infringe upon the rights of any other party, and no claim of such infringement is pending or, to the Companies' Knowledge, threatened. No licenses, sublicenses, or agreements with respect to the Proprietary Rights listed on Schedule 4.20 have been granted or entered into by either Company. Except as set forth on Schedule 4.20, to the Companies' Knowledge, no third party is infringing upon any of the Proprietary Rights listed therein or has made any claim of ownership or right to use any of such Proprietary Rights.

         4.21 INSURANCE; BANK ACCOUNTS. (a) Set forth on Schedule 4.21(a) is a list of all insurance maintained by either Company or under which either of them is entitled to coverage or benefits. True and complete copies of such insurance policies and all agreements with insurers relating thereto have previously been made available, and will upon request be delivered, to Buyer. The Companies' insurance coverage with respect to all pending litigation or claims against the Companies which is covered thereby is satisfactory to discharge the liability of the Companies with respect to any such litigation or claim (other than the deductible portion thereof). The Companies have adequate reserves established in accordance with generally accepted accounting principles with respect to any deductible portion of such pending litigation and claims. Assuming that the Companies continue to accrue for any amounts that may become owing under the One Year Master Premium Agreement Paid Loss Retrospective Rating Plan, dated November 19, 1999, at the level at which the Companies have been accruing for such liability during the first five months of 2000, the Companies will have accrued by November 30, 2000, amounts sufficient to cover any retrospective premium or other cost or assessment for which either Company may be or become obligated as a result of payments or expenses incurred by the Companies' insurer(s) with respect to such litigation or claims. The reserves established on the books and records of the Companies are satisfactory to discharge any liability of the Companies' with respect to the pending litigation or claims set forth in items 2, 4, 5, and 8 on
Schedule 4.12(a).

                  (b) Set forth on Schedule 4.21(b) is a list of all bank accounts maintained by either Company and the name of each individual who is authorized to sign checks on behalf of the Companies or to otherwise act with respect to each account.

         4.22 ENVIRONMENTAL MATTERS. (a) Except as set forth on Schedule 4.22 and except for any liability with respect to the matter set forth in item 8 of
Schedule 4.12(a), neither Company has any liability under any Environmental Law (including without limitation, any liability for release of any Hazardous Substance), which, together with all such liability, will exceed $50,000 in the aggregate.

                  (b) Except as set forth on Schedule 4.22, (i) there are no actions, suits, demands, notices, claims, or proceedings under any Environmental Law pending or, to the Companies' Knowledge, threatened against either Company or relating to any real property previously or currently leased by either Company, including without limitation, any notices, demand letters, or requests for information from any Governmental Entity making inquiries relating to any Environmental Law or any notice that either Company is or may be a potentially responsible party under any Environmental Law; (ii) to the Companies' Knowledge, there are no investigations pending or threatened against either Company or relating to any real property previously or currently leased by either Company; and (iii) there are no investigations or remedial activities ongoing, pending or under consideration by either Company relating to compliance with any Environmental Law or the possible presence of any Hazardous Substance at either any real property previously or currently leased by either Company or any adjacent real property.

                  (c) Except as set forth on Schedule 4.22, to the Companies' Knowledge, there are no past or present conditions, circumstances, activities, practices, omissions, plans or contractual undertakings that will interfere with or prevent continued compliance by the Companies with Environmental Laws and the requirements of any permits or licenses issued under any Environmental Law or that will give rise to any liability or other obligation of either of the Companies under any Environmental Law.

                  (d) Except as set forth on Schedule 4.22, (i) no Lien exists, and no condition exists which could result in the filing of a Lien, against any property of either Company under any Environmental Law, and (ii) neither Company has been requested or required by any Governmental Entity to perform any investigatory or remedial activity under or in connection with any Environmental Law which has not been so performed to the complete and final satisfaction of such Governmental Entity.

                  (e) Except as set forth on Schedule 4.22, no condition currently exists on, in, under, or adjacent to any real property previously or currently leased by either Company that requires or required reporting to a Governmental Entity or remedial activities under any Environmental Law.

         4.23 CERTAIN TRANSACTIONS. (a) Except pursuant to the Employee Plans, the Real Property Leases, or as set forth on Schedule 4.23, none of the current or former officers, directors, or management level employees of either Company and no Stockholder is currently a party to any transaction with either Company involving total payments to or from either Company of more than $10,000, or since January 1, 1999 has been a party to any such transaction, including without limitation, any contract, agreement, or other arrangement (a) providing for the furnishing of services (other than as an officer, director, or management level employee) to or by, (b) providing for rental of real or personal property to or from, or (c) otherwise requiring payments to or from, any such officer, director, management level employee, or Stockholder, any member of the family of any such officer, director, management level employee, Stockholder, or any Entity in which any such officer, director, management level employee, or Stockholder has a substantial interest or which is an affiliate of such officer, director, management level employee, or Stockholder.

                  (b) Except as set forth on Schedule 4.23 or in the Material Contracts, no customer of the Operating Company (i) has been granted or is entitled to any rebate which has not been paid or accrued on the books and records of the Operating Company or (ii) has a right to purchase products or services from the Operating Company at prices or upon terms other than the Company's standard prices or terms.

         4.24 DISCLOSURE. To the Companies' Knowledge, the representations and warranties of the Holding Company contained in this Agreement and the information set forth on the Schedules do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein or therein not misleading.

         ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF THE SIGNING STOCKHOLDERS.

         Each of the Signing Stockholders severally represents and warrants to Buyer as follows as of the date of this Agreement:

         5.01 AUTHORITY; AUTHORIZATION; ENFORCEABILITY. (a) Such Signing Stockholder has full right and lawful authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

         (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by all necessary action on behalf of such Signing Stockholder and its partners.

         (c) This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, such Signing Stockholder, enforceable against it in accordance with its terms.

         5.02 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement by such Signing Stockholder, nor the consummation by such Signing Stockholder of the transactions contemplated hereby, nor compliance by the Holding Company with any of the provisions hereof, will:

                  (a) Conflict with or result in any breach of any provision of such Signing Stockholder's partnership agreement or other governing instruments.

                  (b) Violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of such Signing Stockholder under, any agreement, instrument, or obligation to which such Signing Stockholder is a party or to which such Signing Stockholder or any of its respective properties or assets may be subject.

                  (c) Violate any judgment, ruling, order, writ, injunction, decree, statute, rule, or regulation of any Governmental Entity applicable to such Signing Stockholder or any of its properties or assets.

                  (d) Except for the filing of the Certificate of Merger and compliance with the requirements of the HSR Act, require, on the part of such Signing Stockholder, any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Entity or any other party to any agreement or instrument described in clause (b) above.

         5.03 SHARES. The Shares owned by such Signing Stockholder are owned by such Signing Stockholder free and clear of all Liens or other legal or beneficial interest of any other Entity. Such Signing Stockholder has not granted any Entity, other than Buyer or Merger Sub, any Right of Purchase with respect to any of the Shares owned by such Signing Stockholder, except for the agreements listed on Schedule 4.04.

         ARTICLE 6.   REPRESENTATIONS AND WARRANTIES OF BUYER.

                  Buyer represents and warrants to the Holding Company and to the Signing Stockholders as follows as of the date of this Agreement:

         6.01 CORPORATE ORGANIZATION. (a) Each of the Buyer and the Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Buyer is the direct and sole stockholder of Merger Sub.

                  (b) Buyer has heretofore delivered to the Signing Stockholders true and complete copies of each of the Buyer's and the Merger Sub's Certificate of Incorporation and By-Laws, all as currently in effect.

         6.02 AUTHORITY; AUTHORIZATION; ENFORCEABILITY. (a) Buyer and Merger Sub each has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

                  (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of Buyer, the Board of Directors of Merger Sub, and Buyer (as the sole stockholder of Merger Sub), in accordance with the Corporation Law. No other proceedings on the part of Buyer or Merger Sub or their stockholders are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

                  (c) This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms.

         6.03 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement by Buyer or Merger Sub, nor the consummation by Buyer or Merger Sub of the transactions contemplated hereby, nor compliance by Buyer or Merger Sub with any of the provisions hereof, will:

                  (a) Conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Buyer or Merger Sub.

                  (b) Violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration of, any agreement, instrument, or obligation to which Buyer or Merger Sub is a party or to which Buyer or Merger Sub or any of their respective properties or assets may be subject.

                  (c) Violate any judgment, ruling, order, writ, injunction, decree, statute, rule, or regulation of any Governmental Entity applicable to either of Buyer or Merger Sub or any of their respective properties or assets.

                  (d) Except for the filing of the Certificate of Merger and compliance with the requirements of the HSR Act, require on the part of Buyer or Merger Sub any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Entity.

         6.04 DISCLOSURE. The representations and warranties of Buyer contained in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein not misleading.

         ARTICLE 7. PRE-CLOSING OBLIGATIONS.

         7.01 CONDUCT OF THE BUSINESS. The Holding Company covenants and agrees that, prior to the Closing, unless Buyer shall otherwise agree in writing, or except as disclosed in the Schedules or as otherwise expressly contemplated by this Agreement:

                  (a) Neither Company shall take any action except in the ordinary course of business and consistent with past practices, and the Operating Company shall use its reasonable best efforts to maintain and preserve its business organization, customer network, assets, employees, and advantageous business relationships (provided, however, that no change to the Operating Company's relationship(s) with Michelin Tire Corporation, Michelin North America Inc., and/or Michelin Americas Small Tires shall constitute or be deemed to constitute a breach of this covenant).

                  (b) Neither Company shall, directly or indirectly, do any of the following: (i) take any action or incur any expenses in contemplation of a reorganization or restructuring of either Company;
         (ii) amend its Certificate or Articles of Incorporation or Bylaws or similar organizational documents; (iii) split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or make any distribution, payable in cash, stock, property or otherwise, with respect to its capital stock; (iv) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of either Company; or (v) authorize or propose any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

                  (c) Neither Company shall, directly or indirectly: (i) issue, sell, pledge, encumber or dispose of, or authorize, propose, or agree to the issuance, sale, pledge, encumbrance or disposition of, any shares of its capital stock or any other equity securities or any Rights of Purchase with respect thereto; (ii) acquire (by merger, consolidation or acquisition of stock or assets) any Entity or division thereof or make any material investment, either by purchase of stock or securities, contributions to capital, property transfer, or purchase of any material amount of property or assets, in any Entity; (iii) other than as set forth in the Schedules or incurred in the ordinary course of business pursuant to the Companies' existing revolving credit facilities, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse (other than to a Company account) or otherwise as an accommodation become responsible for, the obligations of any Entity, or make any loans or advances, including without limitation, advances to suppliers or customers; (iv) enter into any new Material Contract or release or relinquish any Material Contract right; (v) other than as necessary to accommodate ordinary seasonal requirements, materially increase the Operating Company's inventory levels beyond the average levels maintained by the Operating Company since December 30, 1999; (vi) take any action involving possible expenditures or the acquisition or disposition of assets, in each case in excess of $20,000, other than the purchase or sale of inventory in the ordinary course of business; or (vii) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment, or arrangement to do any of the foregoing.

                  (d) Each Company shall use its best efforts to keep in place its current insurance policies, and if any such policy is cancelled, each Company shall use its best efforts to replace such policy or policies.

                  (e) The Holding Company shall deliver to Buyer the interim financial statements of the Companies at and for the month ended May 31, 2000, if the Closing has not occurred prior to June 21, 2000. All interim financial statements to be delivered by the Companies pursuant to this Subsection 7.01(e) shall be prepared in accordance with generally accepted accounting principles (except for footnotes and other presentation items) applied on a consistent basis (except as may be indicated therein) and fairly present in all material respects the consolidated financial position of the Companies at the dates thereof and the results of operations and cash flows for the periods then ended, subject to normal year-end adjustments which would be made if the transactions contemplated by this Agreement had not occurred and any other adjustments described therein, which adjustments will not, in the aggregate, have a Material Adverse Effect. Such financial statements and the items set forth therein shall conform, to the extent applicable, with the portions of the representations and warranties set forth in Sections 4.16, 4.18, 4.19, and 4.21 relating to financial statement items to the same extent as if such interim financial statements constituted Financial Statements for purposes of Article 4.

The Holding Company covenants and agrees that it will take all necessary action to cause the Operating Company to comply with and satisfy its obligations under this Section 7.01.

         7.02 FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate with each other in connection with the foregoing, including, but not limited to, using reasonable efforts (a) to obtain all necessary waivers, consents, and approvals from other parties to Material Contracts; (b) to obtain all necessary consents, approvals, and authorizations as are required to be obtained under any federal, state or foreign law or regulations; (c) to effect all necessary filings with any Governmental Entity;
(d) to fulfill all conditions to this Agreement; and (e) to keep the other parties reasonably apprised of the status of all such efforts.

         7.03 NOTICE. The Holding Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Holding Company, of (a) the occurrence, or failure to occur, of any event, the occurrence or failure of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing, (b) any material failure of the Holding Company or Buyer or any of their respective officers, directors, employees, or agents, to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by such party under this Agreement, (c) any material claims, actions, proceedings, or investigations commenced or, to the Companies' Knowledge, threatened, involving or affecting either Company or any of its properties or assets, or, to the Companies' Knowledge, against any employee, consultant, director, officer, of either Company or any Stockholder, in his, her or its capacity as such, and (d) any change in the condition (financial or otherwise), results of operations, business, or properties of either Company, or the occurrence of an event, in either case which, so far as reasonably can be foreseen at the time of such change or occurrence, has had or can reasonably be expected to have, a Material Adverse Effect; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder unless the Closing occurs, in which event such notices shall, provided that they are clearly identified on their face as a notice being delivered pursuant to the requirements of this Section 7.03, be deemed to amend the Schedules and the representations and warranties of the parties accordingly.

         7.04 ACCESS. From the date hereof to the Closing, the Holding Company shall continue to afford the officers, employees, advisors, and agents of Buyer (collectively, the "Representatives") complete access at all reasonable times to the officers, employees, agents, properties, books, records and contracts of the Companies, and to furnish Buyer and the Representatives with such operating and other data and information as they may reasonably request. No investigation pursuant to this Section 7.04 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereunder.

         7.05 STUART, FLORIDA LEASE. The Holding Company shall use its reasonable best efforts to obtain a nondisturbance agreement from the lender holding a mortgage on the Stuart, Florida store currently being leased by the Operating Company.

         ARTICLE 8.   CONDITIONS.

         8.01 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each party under this Agreement, including the obligation to consummate the transactions contemplated by this Agreement, shall be subject to the fulfillment or waiver at or prior to the Closing of the following conditions:

                  (a) NO INJUNCTION OR PROCEEDINGS. No preliminary or permanent injunction or other order, decree, or filing issued by a Governmental Entity, nor any statute, rule, regulation, or executive order promulgated or enacted by any Governmental Entity, shall be in effect which materially adversely affects the transactions contemplated by this Agreement, and no suit, action, or proceeding shall be pending by or with any Governmental Entity which seeks to have declared illegal or would make illegal or otherwise prevent the consummation of such transactions or seeks damages with respect thereto.

                  (b) GOVERNMENTAL APPROVALS, ETC.. The Holding Company and Buyer shall have obtained such licenses, permits, consents, approvals, authorizations, qualifications, and orders of Governmental Entities as are necessary for consummation of the transactions contemplated by this Agreement, including the expiration or termination of any applicable waiting periods (and any extensions thereof) under the HSR Act with respect to the Merger.

8.02 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF BUYER AND MERGER SUB. The obligations of Buyer and Merger Sub under this Agreement, including their obligation to consummate the transactions contemplated by this Agreement, shall be subject to the satisfaction at or prior to the Closing of the following additional conditions, unless waived by Buyer:

                  (a) PERFORMANCE OF OBLIGATIONS OF THE HOLDING COMPANY AND THE SIGNING STOCKHOLDERS. The Companies shall have performed in all material respects all obligations and agreements required to be performed by them under this Agreement prior to the Closing.

                  (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Holding Company and the Signing Stockholders set forth in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as if made at and as of such time, except as expressly contemplated by this Agreement.

                  (c) LEGAL OPINION(S). The Holding Company and the Signing Stockholders shall have delivered to Buyer an opinion of (i) Finn Dixon & Herling LLP, dated the Closing Date and addressed to Buyer, substantially in the form of Exhibit A to this Agreement; and (ii) Florida counsel that the Operating Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida;

         has the requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted; that its authorized capital stock of the Operating Company consists of 60,000 shares of Common Stock, par value $1.00 per share; and that the Merger does not require any consent, approval, authorization, or permit of or from, or filing with any State of Florida Governmental Entity.

                  (d) RESIGNATIONS AND RELEASES. The Operating Company shall have delivered to Buyer letters of resignation, effective as of the Closing, executed and tendered by (i) each of the then incumbent directors of the Operating Company, and (ii) any non-employee officers of either Company. Each such resignation shall contain an acknowledgment that the director or officer has been paid all amounts owing to him or her by the Companies in connection with his or her services as a director or officer and shall release the Companies from any further liability of any nature whatsoever to the director or officer except with respect to matters as to which such director or officer may be entitled to indemnification as provided in Section 9.03.

                  (e) CERTIFICATES. The Holding Company and each Signing Stockholder shall have furnished to Buyer a certificate that the conditions set forth in Subsections 8.02(a) and 8.02(b) to be satisfied by the Holding Company or the Signing Stockholder, as the case may be, have been satisfied as of the Closing Date.

                  (f) CONSENTS. The Holding Company shall have delivered to Buyer each consent, approval, or authorization described on Schedule
         4.06 and noted on such Schedule as being a condition to Buyer's obligation to close the transactions contemplated hereby.

                  (g) OPTION CANCELLATION AGREEMENTS. The Holding Company shall have delivered to Buyer a signed Option Cancellation Agreement, duly executed by each holder of an Option, as described in Section 3.05 hereof.

                  (h) LONG TERM DEBT. The Holding Company shall have delivered to Buyer written confirmation by each holder of Long Term Debt as the amount necessary to discharge such Long Term Debt in full on the Closing Date, together with wire transfer instructions for the payment of the same.

                  (i) ESCROW AGREEMENT. The Holding Company shall have delivered to Buyer the Escrow Agreement, duly executed by the Stockholder Representative.

                  (j) OPERATING COMPANY STOCK CERTIFICATES. The Holding Company shall have delivered to Buyer all stock certificates representing any outstanding capital stock of the Operating Company.

                  (k) NO MATERIAL ADVERSE CHANGE. Except as disclosed in the Schedules, since December 31, 1999, there shall have been no change in the financial condition, results of operations, business, or properties of the Companies that, in the aggregate, have had or can reasonably be expected to have, a Material Adverse Effect.

         8.03 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THE HOLDING COMPANY AND THE SIGNING STOCKHOLDERS. The obligations of the Holding Company and the Signing Stockholders under this Agreement, including the obligation of each to consummate the transactions contemplated by this Agreement, shall be subject to the satisfaction at or prior to the Closing of the following additional conditions, unless waived by them:

                  (a) PERFORMANCE OF OBLIGATIONS OF BUYER AND MERGER SUB. Buyer and Merger Sub shall have performed in all material respects all obligations and agreements required to be performed by them under this Agreement prior to the Closing.

                  (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as if made at and as of such time, except as expressly contemplated by this Agreement.

                  (c) LEGAL OPINION. Buyer and Merger Sub shall have delivered to the Signing Stockholders an opinion of Thompson Hine & Flory LLP, dated the Closing Date and addressed to the Signing Stockholders, substantially in the form of Exhibit C to this Agreement.

                  (d) CERTIFICATES. Buyer and Merger Sub each shall have furnished to the Holding Company and the Signing Stockholders a certificate, executed by their respective chief executive officers, certifying that the conditions set forth in Subsections 8.03(a) and 8.03(b) have been satisfied as of the Closing Date.

                  (e) ESCROW AGREEMENT. Buyer shall have delivered to the Holding Company and the Signing Stockholders the Escrow Agreement, duly executed by Buyer and the Escrow Agent.

                  (f) PAYOFF OF LONG TERM DEBT. Buyer shall have made arrangements for the Surviving Corporation to repay and discharge the Long Term Debt contemporaneously with the Closing.

         ARTICLE 9.   CLOSING; CERTAIN POST-CLOSING OBLIGATIONS.

         9.01 TIME AND PLACE. The Closing shall take place at the offices of Thompson Hine & Flory LLP, 2000 Courthouse Plaza, NE, Dayton, Ohio 45402 at 10:00 a.m., local time, as soon as practicable after satisfaction or waiver of all of the conditions contained in Article 8 or at such other place or at such other time as Buyer and the Holding Company may mutually agree (the date of the Closing being referred to herein as the "Closing Date").

         9.02 DELIVERIES AT THE CLOSING. At the Closing, Buyer, Merger Sub, the Companies, and the Signing Stockholders shall take any and all actions and do all other lawful things called for by this Agreement or necessary to consummate the transactions contemplated by this Agreement. At the Closing, all actions shall be deemed to have been taken simultaneously and the taking of any action shall be contingent upon the taking of all other action called for in this Agreement or necessary to consummate the transactions contemplated hereby. Once the Closing has occurred, for accounting purposes, the Closing shall be deemed to have occurred at 12:01 a.m. on June 1, 2000.

         9.03 CERTAIN INSURANCE. For a period of six years after the Effective Time, the Buyer shall continue in effect the executive protection insurance presently maintained by the Companies for the benefit of their current and former directors or officers or provide other insurance no less favorable in coverage and amount than the insurance presently maintained by the Companies; provided, however, that the coverage and amount of the insurance maintained or otherwise provided by Buyer may be reduced to the extent necessary to cause the aggregate premiums for the same for such six year period not to exceed $60,000. In addition, the Buyer will not take any action to alter or impair any exculpatory or indemnification provisions now existing in the Certificate of Incorporation or Bylaws of the Holding Company or the Operating Company for the benefit of any individual who served as a director or officer of the Holding Company and/or the Operating Company at any time prior to the Effective Time.

         9.04 PAYMENTS TO OPTIONEES AND DISSENTERS. Buyer shall cause the Surviving Corporation to make the payments to optionees within the time period provided in Section 3.05 and to satisfy obligations with respect to Dissenting Shares in accordance with the provisions of the Corporation Law.

         9.05 SEVERANCE ARRANGEMENTS. For a period of at least one year from and after the Closing, the Buyer shall cause the Surviving Corporation to honor and comply with the severance policy of the Companies set forth in an attachment to
Schedule 4.09(a) hereto.

         ARTICLE 10.   TERMINATION AND WAIVER.

         10.01 TERMINATION. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

                  (a) By mutual written consent of the Holding Company and Buyer.

                  (b) By the Holding Company and the Signing Stockholders, acting jointly, or Buyer and Merger Sub, acting jointly, if (i) the Closing shall not have occurred on or before June 15, 2000, or (ii) any of the conditions set forth in Section 8.01 hereof shall not be met on or prior to June 15, 2000; provided, however, that the right to terminate this Agreement under this Subsection 10.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

                  (c) By Buyer and Merger Sub if any of the conditions set forth in Section 8.02 shall not be met at or prior to June 15, 2000.

                  (d) By the Holding Company and the Signing Stockholders if any of the conditions set forth in Section 8.03 shall not be met at or prior to June 15, 2000.

         10.02 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Holding Company, the Signing Stockholders, Buyer, or Merger Sub or their affiliates, except that a party shall be liable for any breach of its obligations hereunder.

         10.03  WAIVER. At any time prior to the Closing, any party hereto may
(i) extend the time for the performance of any of the obligations or other acts of any other party hereto or (ii) waive compliance with any of the agreements of any other party or with any conditions to its, his, or her own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

         ARTICLE 11. CLAIMS; ESCROW; INDEMNIFICATION; LIMITATIONS.

         11.01   CERTAIN DEFINED TERMS.   For purposes of this Article 11:

         (a) "Damages" means all liabilities, demands, claims, assessments, levies, losses, judgments, amounts paid in settlement, fines, penalties, damages, and costs and expenses reasonably required and incurred, including without limitation, reasonable fees and expenses of attorneys, accountants, investigators, and experts. By way of example and not in limitation of the foregoing, in the case of Buyer or the Surviving Corporation, Damages include all costs and expenses reasonably required (it being understood that no governmental or court action or notice is necessary for the costs and expenses to be "required") to cause either Company to be in compliance with the representations and warranties set forth in Article 4, such as costs and expenses reasonably required in order to remedy the failure of either Company or its facilities or equipment to be in compliance with Environmental Laws on the Closing Date to the extent represented and warranted.

         (b)   "Losses" means any of the following:

                  (i) All legal and accounting fees and expenses incurred or paid by either Company in connection with the transactions contemplated by this Agreement (including without limitation, legal and accounting fees and expenses incurred by or on behalf of any Stockholder in connection with the transactions contemplated hereby, but paid by or invoiced to either Company), and all Damages incident thereto.

                  (ii) All Damages relating to any employment or alleged employment by either Company or any Stockholder of any finder, broker, agent, or other intermediary in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

                  (iii) All amounts paid by the Surviving Corporation in respect of any Dissenting Shares, in excess of the aggregate Merger Consideration which would otherwise have been paid for such Dissenting Shares, together with all Damages incident to any Stockholder's exercise of appraisal rights with respect to such Dissenting Shares pursuant to Section 262 of the Corporation Law.

                  (iv) All Damages relating to or arising out of any breach or inaccuracy of any representation or warranty on the part of either Company contained in this Agreement or in any certificate or other instrument required to be furnished to Buyer by either Company in connection with the transactions contemplated hereby.

                  (v) All Damages relating to or arising out of either Company's breach of any covenant or breach or failure to perform any of its obligations contained in this Agreement or in any certificate or other instrument required to be furnished to Buyer by either Company in connection with the transactions contemplated hereby.

The parties acknowledge that Losses may exist under clauses (i) through (iii) above notwithstanding the fact that the events or occurrences involved in such Loss may also or may not constitute a Loss under clause (iv) or (v) above.

         11.02 ESCROW. At the Closing, the Stockholder Representative, Buyer, and the Escrow Agent shall execute an Escrow Agreement in the form attached hereto as Exhibit B (the "Escrow Agreement"), and Buyer shall deposit with the Escrow Agent, to be held and distributed in accordance with the terms of the Escrow Agreement, that portion of the Merger Consideration described in Subsection 3.02(b) hereof with respect to each Share.

         11.03 RIGHT TO REIMBURSEMENT FROM ESCROW. Following the Closing, subject to the limitations set forth in Section 11.04 and the Escrow Agreement, the Buyer shall have the right to be reimbursed from the Escrow Account for the amount of any Losses incurred by the Buyer, either Company, or the Surviving Corporation.

         11.04 LIMITATIONS ON ESCROW REIMBURSEMENT; SURVIVAL. Buyer's right to be reimbursed from the Escrow Account for the amount of any Losses in accordance with Section 11.03 shall be subject to the following limitations:

                  (a) The representations and warranties set forth in this Agreement or in any certificate or other instrument required to be furnished to Buyer or Merger Sub by either of the Companies in connection with the transactions contemplated hereby shall survive only for a period of eighteen months after the Closing Date, except that the representations set forth in Sections 4.03, 4.04, and 4.05 shall survive until the expiration of the respective statute of limitations applicable thereto and those set forth in Section 4.08 shall survive only until the expiration of the respective statute of limitations applicable to each Tax matter described therein.

                  (b) Buyer shall not be entitled to any reimbursement in connection with Losses described in Subsection 11.01(b)(iv) unless the aggregate amount theretofore incurred by Buyer, either Company, or the Surviving Corporation in connection with such Losses exceeds, on a cumulative basis, $50,000 and then only to the extent of any such excess.

         11.05 INDEMNIFICATION BY SIGNING STOCKHOLDERS. (a) In the event that
(i) Buyer, either Company, or the Surviving Corporation suffers any Losses described in Subsection 11.01(b)(iv) relating to any breach or inaccuracy of any of the representations or warranties contained in Section 4.03, 4.04 (other than Subsection 4.04(g)) or 4.05, or (ii) Buyer, either Company, or the Surviving Corporation suffers any Losses described in Subsection 11.01(b)(i), (ii) or
(iii), then each Signing Stockholder agrees to indemnify the Buyer from and against his or its Allocable Portion of any such Losses the Buyer, either Company, or the Surviving Corporation shall suffer; provided, however, that the Signing Stockholders' liability under this Section 11.05 shall be subject to the limitations set forth in Section 11.06 below.

         (b) In addition, to the extent that Losses which otherwise would have been indemnifiable by the Signing Stockholders pursuant to this Section 11.05 are reimbursed from the Escrow Account pursuant to Section 11.02 ("Escrow Reimbursed Signing Stockholder Losses") and, as a result, Losses as to which the Signing Stockholders have no obligation to indemnify Buyer pursuant to this
Section 11.05, but which would otherwise have been reimbursed from the Escrow Account ("Unreimbursed Escrow Losses") can not be reimbursed therefrom, then the Signing Stockholders shall have a further limited obligation to reimburse the Buyer for Unreimbursed Escrow Losses in an aggregate amount not to exceed the lesser of the Escrow Reimbursed Selling Stockholder Losses or the Unreimbursed Escrow Losses. Subject to the limitation set forth in the immediately preceding sentence, the Signing Stockholders will reimburse the Buyers for Unreimbursed Escrow Losses, with each Signing Stockholder's obligation being limited to such Signing Stockholder's Allocable Portion of such Unreimbursed Escrow Losses. For the avoidance of doubt, the Signing Stockholders' aggregate obligation to reimburse for Unreimbursed Escrow Losses shall not exceed an amount equal to the lesser of (i) the Escrow Reimbursed Signing Stockholder Losses, or (ii) the Unreimbursed Escrow Losses.

         11.06 LIMITATIONS ON INDEMNIFICATION OBLIGATIONS. The Signing Stockholders' liability under Section 11.05 shall be subject to the following limitations:

                  (a) The Signing Stockholders shall have no obligation under
         Section 11.05 unless and until there are no funds remaining in the Escrow Account.

                  (b) The Signing Stockholders shall have no liability under
         Section 11.05 with respect to any Loss if the Buyer would not be entitled to reimbursement of the Loss from the Escrow Account, if there were funds remaining in the Escrow Account.

                  (c) In no event shall any Signing Stockholder's liability under Section 11.05 exceed the aggregate Merger Consideration paid to such Signing Stockholder pursuant to Subsection 3.02(a).

                  (d) The Signing Stockholders shall have no obligation to defend, indemnify, and hold harmless or otherwise reimburse the Buyer, either Company, or the Surviving Corporation except as and to the extent provided in Sections 11.05, 11.07, and 11.10, and the Escrow Account shall be Buyer's sole recourse for Losses except to the limited extent provided in Sections 11.05, 11.07, and 11.10

                  (e) "Allocable Portion" means, with respect to the liability of any Signing Stockholder for any particular Loss, that fraction equal to the number of Shares owned by such Signing Stockholder over the total number of Shares owned by all Signing Stockholders.

         11.07 INDEMNIFICATION FOR ARTICLE 5 AND OTHER MATTERS. If the Closing occurs, each Signing Stockholder shall indemnify and hold Buyer, each Company, and the Surviving Corporation harmless from and against all Damages incurred by either arising out of, in connection with, or as a result of any misrepresentation, inaccuracy, breach, or nonfulfillment of any representation or warranty on the part of such Signing Stockholder contained in Article 5 of this Agreement or in any certificate or other instrument required to be furnished to Buyer by such Signing Stockholder in connection with the transactions contemplated hereby. Notwithstanding the foregoing, in no event shall any Signing Stockholder's aggregate liability under Section 11.05 and this
Section 11.07 exceed the aggregate Merger Consideration paid to such Signing Stockholder pursuant to Subsection 3.02(a).

         11.08 INDEMNIFICATION BY BUYER. If the Closing occurs, Buyer shall indemnify and hold the Signing Stockholders harmless from and against all Damages incurred by any of them arising out of, in connection with, or as a result of (i) any misrepresentation, inaccuracy, breach, or nonfulfillment of any representation, warranty, covenant, or agreement on the part of Buyer or Merger Sub contained in this Agreement or in any certificate or other instrument required to be furnished to the Signing Stockholders by Buyer or Merger Sub in connection with the transactions contemplated hereby; or (ii) the employment or alleged employment by Buyer or Merger Sub of any finder, broker, agent, or other intermediary in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

         11.09 INDEMNIFICATION PROCEDURES. (a) Any party claiming indemnification under any provision of this Agreement shall promptly notify the party from whom indemnification is sought of the facts and circumstances giving rise to such claim; provided, however, that failure to give such prompt notice shall relieve a party from its indemnification obligation only to the extent of any prejudice resulting from such failure.

         (b) In the event any claim for indemnification under Section 11.05, 11.07, or 11.08 involves a claim or demand being asserted or sought to be collected by a third party, the party(ies) from whom indemnity or recovery is being sought (the "indemnifying party") shall have the right (but not the obligation) to assume control of the defense, settlement, adjustment, or compromise of the third party claim or demand. Should the indemnifying party assume such control, (i) all expenses associated with the defense, settlement, adjustment, or compromise of the claim or demand shall be borne by the indemnifying party; (ii) the party(ies) seeking indemnity or recovery (the "indemnified party") shall, at the indemnifying party's expense, provide the indemnifying party with such information and assistance as the indemnifying party may reasonably request; (iii) the indemnified party shall be entitled to participate in the defense of the claim or demand, but shall not be entitled to indemnification with respect to the costs and expenses of such defense if the indemnifying party shall have assumed such defense with counsel reasonably satisfactory to the indemnified party; and (iv) the indemnifying party shall obtain the prior written approval of the indemnified party, which shall not be unreasonably withheld, before entering into any settlement, adjustment, or compromise of the third party claim or demand or ceasing to defend against such claim or demand, if pursuant to or as a result of such settlement, adjustment, compromise or cessation, injunctive or other nonmonetary relief or any monetary relief not discharged in full by the indemnifying party would be imposed against the indemnified party. In the event that the indemnifying party chooses not to assume control of the defense, settlement, adjustment, or compromise of any such third party claim or demand, the indemnified party shall control the same. In such event, no settlement, adjustment, or compromise of such third party claim or demand shall be made by the indemnified party without the indemnifying party's prior consent, which shall not be unreasonably withheld.

         (c) Notwithstanding the provisions of Subsection 11.09(b), if the indemnifying party fails to take timely and diligent action to defend any third party claim or demand described in this Section 11.09, or if the interests of the indemnified party and the indemnifying party in such defense are materially adverse, the indemnified party shall have the right to defend and settle the same as the indemnified party may reasonably deem appropriate, provided that no settlement, adjustment, or compromise of such third party claim or demand shall be made by the indemnified party without the indemnifying party's prior consent, which shall not be unreasonably withheld.

         11.10 SOLE REMEDY. If the Closing occurs, the rights and remedies afforded to any party in this Article 11 shall be the sole and exclusive remedy of such party for all matters described in Sections 11.03, 11.05, 11.07, and 11.08, including any breach of this Agreement, other than matters relating to any breach involving fraud.

         11.11 TRUSTS AND TRUSTEES. Each of the parties hereby acknowledges that any Entity signing this Agreement, or any other document relating hereto, in his, her, or its capacity as a trustee (a "trustee") or a trust (a "trust") is signing solely in such capacity and not in any individual capacity, notwithstanding the inclusion or exclusion of language to that effect. In addition, each of the parties acknowledges that no trustee shall have any liability hereunder or under any related document beyond the assets of the identified trust.

         ARTICLE 12. DAMAGE OR DESTRUCTION OF ASSETS. If the corporate headquarters or any of the warehouses of the Operating Company is lost or destroyed or materially damaged prior to the Closing, Buyer shall have the right to terminate this Agreement, in which case Buyer, Merger Sub, the Operating Company, and the Signing Stockholders shall have no further obligations or rights hereunder.

         ARTICLE 13.   MISCELLANEOUS.

         13.01 SURVIVAL. (a) Subject to the provisions of Subsection 11.04(a), the respective representations and warranties of each party shall survive the Closing, any investigation made by the parties hereto, and payment of all or any portion of the aggregate Merger Consideration payable with respect to the Shares.

         (b) This Article 13 shall survive any pre-Closing termination of this Agreement, however occurring.

         13.02 PUBLIC STATEMENTS. The parties agree to consult with each other and their respective counsel prior to issuing any press release or public announcement with respect to this Agreement, or the transactions contemplated hereby. Each party shall use all reasonable efforts to give to the other parties sufficient opportunity to review any such press release or other public announcement in advance of release.

         13.03 STOCKHOLDER REPRESENTATIVE; STOCKHOLDERS' COMMITTEE. (a) For purposes of this Agreement and the Escrow Agreement, each Signing Stockholder hereby designates and appoints, and each other Stockholder shall, effective as of the Effective Time, be deemed to have designated and appointed, Weiss, Peck & Greer, L.L.C. (the "Stockholder Representative") as its attorney-in-fact with full power on its behalf to perform any and all acts necessary or appropriate in connection with this Agreement and the Escrow Agreement and all matters described therein.

         (b) Each Signing Stockholder hereby designates and appoints, and each other Stockholder shall, effective as of the Effective Time, be deemed to have designated and appointed, each of Wesley W. Lang, Jr., Craig S. Whiting, and Sanjeev Meehra as members of a committee (the "Stockholders' Committee") who shall have all authority to allocate and grant the bonuses (if any) to certain employees of the Operating Company which are described in Section 3.04 of this Agreement and all matters relating or incident thereto.

         (c) The Stockholder Representative, any Entity acting as attorney-in-fact for any Stockholder (a "Stockholder Agent"), and the members of the Stockholders' Committee, and any one of them, shall not have any duties or responsibilities except those expressly set forth in this Agreement or the Escrow Agreement, and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement, the Escrow Agreement, or any other agreement signed or authorized by such persons on any Stockholder's behalf.

         (d) The Stockholder Representative, the Stockholder Agents, and the members of the Stockholders' Committee, and any one of them, shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to them, or any one of them, by any Stockholder or Buyer, or any other evidence deemed by the Stockholder Representative, the Stockholder Agents, or the members of the Stockholders' Committee, or any one of them, to be reliable, and the Stockholder Representative, the Stockholder Agents, and the members of the Stockholders' Committee, or any one of them, shall be entitled to act on the advice of counsel selected by them, or any one of them. The Stockholder Representative, the Stockholder Agents, and the members of the Stockholders' Committee, and any one of them, shall be fully justified in failing or refusing to take any action under this Agreement, the Escrow Agreement, or any other agreement signed or authorized by such persons on any Stockholder's behalf, unless they or any one of them shall have received such advice or concurrence of the Stockholders as they deem appropriate or they shall have been expressly indemnified to their satisfaction by the Stockholders against any and all liability and expense that the Stockholder Representative, the Stockholder Agents, and the members of the Stockholders' Committee, or any one of them, may incur by reason of taking or continuing to take any such action. The Stockholder Representative, the Stockholder Agents, and the members of the Stockholders' Committee, and any one of them, shall in all cases be fully protected in acting, or refraining from acting, under this Agreement, the Escrow Agreement, or any other agreement signed or authorized by such persons on any Stockholder's behalf, in reliance upon the powers granted hereunder, and any statements furnished to them, or any one of them, by any Stockholder or Buyer or any other evidence deemed by the Stockholder Representative, the Stockholder Agents, or the members of the Stockholders' Committee, or any one of them, to be reliable, and any action taken or failure to act pursuant thereto, shall be binding upon all of the Stockholders.

         (e) Each of the Signing Stockholders does hereby, on behalf of itself, its spouse (if applicable), and the respective affiliates, heirs, representatives, executors, administrators, successors, and assignees of each of them (if any) (together, the "Related Persons"), release and absolutely forever discharge each of the Stockholder Representative, each Stockholder Agent, and each member of the Stockholders' Committee, and the respective managers, officers, directors, shareholders, affiliates, employees, agents, successors, and assigns of each such person (together, the "Released Persons"), from and against all claims, demands, proceedings, damages, debts, liabilities, obligations, costs, expenses, actions and causes of action of any kind or nature whatsoever, that such Signing Stockholder has, or at any time previously had, or at any time in the future shall have, arising with respect to any Shares held by such Signing Stockholder on or prior to the date hereof.

         (f) Each of the Signing Stockholders does, on behalf of itself and the Related Persons, hereby irrevocably covenant to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Released Party, based upon any matter purported to be released hereby. Without in any way limiting any of the rights and remedies otherwise available to the Released Parties, the Signing Stockholders, severally and not jointly with any other Stockholder, shall indemnify and hold harmless the Released Parties from and against all loss, liability, claim, damage (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorneys' fees) arising directly or indirectly from or in connection with the assertion by or on behalf of such Signing Stockholder or any of his, her or its Related Persons of any claim or other matter purported to be released pursuant to this Agreement

         13.04 NOTICES. All notices and other communications hereunder shall be in writing, shall be delivered personally or sent by U.S. mail, telecopy, or overnight delivery service, to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given when received by the party for whom intended:

                  (a)  If to Buyer or Merger Sub:

                           c/o TBC Corporation
                           4770 Hickory Hill Drive
                           P.O. Box 18342
                           Memphis, Tennessee 38181-0342
                           Attn: Lawrence C. Day
                           Fax #:  (901) 541-3639

                           with a copy to:

                           Thompson Hine & Flory LLP
                           2000 Courthouse Plaza N.E.
                           P.O. Box 8801
                           Dayton, Ohio  45401-8801
                           Attn: Sharen Swartz Neuhardt, Esq.
                           Fax #:  (937) 443-6635

                 (b)      If to the Holding Company or the Signing Stockholders:

                          Stockholders of Tire Kingdom
                          c/o Weiss Peck & Greer, L.L.C.
                          One New York Plaza
                          New York, New York 10004-1950
                          Attn: Wesley W. Lang, Jr.
                          Fax #: (212) 908-0112

                          with a copy to:

                          Finn Dixon & Herling, LLP
                          One Landmark Square
                          Stamford, Connecticut 06901-2689
                          Attn: Michael J. Herling, Esq.
                          Fax#: (203) 348-5777

The sending party shall have the burden of proving receipt.

         13.05 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         13.06 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         13.07 TRANSACTION EXPENSES. The Signing Stockholders shall bear all legal and accounting fees and expenses incurred by the Signing Stockholders or the Companies in connection with the transactions contemplated by this Agreement, and the Buyer shall bear all costs and expenses incurred by Buyer or Merger Sub; provided, however, that in the event that this Agreement is terminated and the Merger is not consummated, the Holding Company agrees to reimburse Buyer for one-half of the HSR filing fee, e.g., $22,500.

         13.08 ATTORNEYS' FEES. If any legal action or any other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in connection with such action or proceeding, in addition to any other remedies available.

         13.09 WHOLE AGREEMENT; AMENDMENT. (a) This Agreement and the Exhibits, Schedules, other instruments, and documents referred to herein contain the entire agreement between the parties with respect to the transactions contemplated hereby, and supersede all negotiations, representations, warranties, commitments, offers, contracts, and writings prior to the date hereof, including without limitation, the letter of intent, dated March 17, 2000, as amended, between certain of the Signing Stockholders, the Companies, and Buyer.

                  (b) This Agreement may not be amended except by means of a written instrument, duly executed by all parties hereto, which specifically references this Agreement and states that this Agreement is being amended in the respects set forth therein.

         13.10 SEVERABILITY. If any provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as, and only so long as, the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon any determination that any provision is invalid, illegal, or incapable of being enforced and does not adversely affect the substance of these transactions in a material way, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

         13.11 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, devisees, or other successors and assigns, and shall be enforceable by and against such Entities. No assignment of this Agreement shall relieve the assigning party of responsibility for the performance of all of its or his obligations hereunder. Nothing herein is intended to nor shall it create any rights in any person other than the parties hereto and their respective successors and assigns.

         13.12 ADDITIONAL PARTIES. Any Stockholder may become a party to this Agreement and thereby be deemed a Signing Stockholder for all purposes hereof by executing and delivering a counterpart signature page to this Agreement (either directly or by its attorney-in-fact), and upon such execution and delivery, shall become a "Signing Stockholder" hereunder with all of the rights and obligations thereof.

         13.13 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, as applicable to agreements wholly executed and performed therein.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first set forth above.

                              TBC CORPORATION


                              By /s/ RONALD E. MCCOLLOUGH
                                 ------------------------------------
                                 Ronald E. McCollough,
                                 Executive Vice President, Chief Financial
                                 Officer, and Treasurer

                              TBC RETAIL ENTERPRISES, INC.


                              By /s/ RONALD E. MCCOLLOUGH
                                 ------------------------------------
                                 Ronald E. McCollough,
                                 Executive Vice President, Chief Financial
                                 Officer, and Treasurer

                              TKI HOLDINGS, INC.


                              By /s/ JAMES F. WRIGHT
                                 ------------------------------------
                                 Title:       President/C.E.O.

                              WEISS, PECK & GREER, L.L.C., AS SOLE
                              TRUSTEE FOR THE WPG CORPORATE
                              DEVELOPMENT ASSOCIATES III, L.P.
                              LIQUIDATING TRUST


                              By /s/ CRAIG S. WHITING
                                 ------------------------------------
                                 Title:      Managing Director

                              WEISS, PECK & GREER, L.L.C., AS SOLE TRUSTEE FOR THE WPG CORPORATE DEVELOPMENT ASSOCIATES III (OVERSEAS), L.P. LIQUIDATING TRUST


                              By /s/ CRAIG S. WHITING
                                 ------------------------------------
                                 Title:       Managing Director

                              GS CAPITAL PARTNERS, L.P.
                              BY:  GS ADVISORS, L.L.C., AS GENERAL
                              PARTNER

                              By /s/ JOHN E. BOWMAN
                                 ------------------------------------
                                 John E. Bowman,
                                 Vice President

                              BRIDGE STREET FUND 1993, L.P.
                              BY: STONE STREET 1993, LLC, AS GENERAL
                              PARTNER

                              By /s/ JOHN E. BOWMAN
                                 ------------------------------------
                                 John E. Bowman,
                                 Vice President

                              STONE STREET FUND 1993, L.P.
                              BY: STONE STREET 1993, LLC, AS GENERAL
                              PARTNER

                              By /s/ JOHN E. BOWMAN
                                 ------------------------------------
                                 John E. Bowman,
                                 Vice President

                                                                       EXHIBIT A

                  Form of Opinion of Finn Dixon & Herling, LLP



1. The Holding Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

2. We are not aware of the Holding Company being qualified to do business as a foreign corporation in any state. Based upon the Holding Company's representation and warranty that it does not own or lease property (other than the stock of the Operating Company) or carry on any business, we are not aware of any requirement for Holding Company to so qualify in any state.

3.       The authorized capital stock of the Holding Company is as set forth in
         Section 4.04 of the Agreement. We are not aware of any Rights of Purchase other than those listed on Schedule 4.04 of the Agreement.

4. To our knowledge, each of [the Goldman Sachs entities] and the [WPG entities] (the "Principal Stockholders") has full right and lawful authority to execute and deliver the Agreement and to consummate the transactions contemplated thereby. The Holding Company has the requisite corporate power and authority to execute and deliver the Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Agreement and the consummation of the transactions contemplated thereby have been duly authorized and approved by all necessary corporate action on the part of the Holding Company.

5. We are not aware of any contracts, agreements, or understandings between or among any Stockholders which limit, restrict or otherwise affect the voting, sale, transfer or other disposition of any Common Shares other than those listed on Schedule 4.04 of the Agreement.

6. The Agreement has been duly and validly executed and delivered by the Holding Company and [assuming due authorization] each of the Principal Stockholders and constitutes a legal, valid and binding obligation of the Holding Company and each of the Principal Stockholders, enforceable against the Holding Company and each of the Principal Stockholders in accordance with its terms [subject to customary exceptions].

7. Except as set forth on Schedule 4.06 of the Agreement, neither the execution and delivery of the Agreement by the Holding Company nor the consummation by the Holding Company of the transactions contemplated thereby will:

         (a) conflict with or result in a violation of any provision of the Certificate of Incorporation or By-laws of the Holding Company.

         (b) to our knowledge, violate any judgment, ruling, order, writ, injunction, or decree which is applicable to the Holding Company, or violate any federal, State of Connecticut or the Delaware General Corporation Law ("DGCL") law, rule or regulation applicable to the Holding Company.

         (c) except for the filing of the Certificate of Merger and compliance with the requirements of the HSR Act, to our knowledge, require any consent, approval, authorization or permit of or from, or filing with or notification to, any federal, State of Connecticut or State of Delaware Governmental Entity under the DGCL.

         (d) without having undertaken any review of the laws governing the Material Contracts, to our knowledge, violate or conflict with, or result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any properties or assets of either of the Companies under the express terms of any Material Contracts of which we are aware (assuming that such Material Contracts were nterpreted under the laws of the State of Connecticut).

8. All requisite corporate action has been taken by the directors and stockholders of the Holding Company under the DGCL to enable the Holding Company to legally consummate the Merger.

9. We are not aware of any actions, suits or proceeding pending or threatened against either of the Companies, or any judgments, decrees or injunctions outstanding against either of the Companies, other than as set forth in the Schedules.

                                                                       EXHIBIT B
                                                                       ---------

                                ESCROW AGREEMENT
                                ----------------

         THIS ESCROW AGREEMENT is being executed this 5th day of June, 2000, by and among SUNTRUST BANK ("Escrow Agent"), TBC CORPORATION ("Buyer"), and WEISS, PECK & GREER, L.L.C., in its capacity as Stockholder Representative (the "Stockholder Representative"), under the following circumstances:

                  A. Buyer, TBC Retail Enterprises, Inc., TKI Holdings, Inc. ("Holding Company"), and certain stockholders of TKI Holdings, Inc. are parties to an Agreement and Plan of Merger, dated June 2, 2000 (the "Merger Agreement"), pursuant to the terms of which Buyer is acquiring all of the issued and outstanding capital stock of the Holding Company.

                  B. Contemporaneously with the execution of this Agreement, the parties are closing the transactions contemplated by the Merger Agreement.

                  C. Pursuant to the terms of the Merger Agreement, a portion of the merger consideration payable by Buyer is required to be escrowed for the purposes and upon the terms set forth hereinafter.

                  D. Section 13.03 of the Merger Agreement and other documents signed by each of the Stockholders (as defined in the Merger Agreement) and the holders ("Optionees") of In-The-Money Options (as defined in the Merger Agreement) designate and appoint the Stockholder Representative as the attorney-in-fact for each of the Stockholders and the Optionees, with full power on its behalf to perform any and all acts necessary or appropriate in connection with this Agreement and all matters described herein.

                  E. Buyer and the Stockholder Representative desire to appoint the Escrow Agent as the agent for such escrow arrangement, and Escrow Agent is agreeable to acting as such.

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties hereby agree as follows:

         1. CERTAIN DEFINITIONS. (a) In addition to the capitalized terms defined elsewhere in this Agreement, the capitalized terms set forth below shall have the following meanings whenever used in this Agreement:

         "Claim" means a claim for reimbursement pursuant to Section 11.03 of the Merger Agreement.

         "Third Party Claim" means any Claim which involves a claim or demand being asserted or sought to be collected by a third party.

         "Non Third Party Claim" means any Claim other than a Third Party Claim and includes any Claim for attorneys' fees and other costs and expenses incurred by Buyer in connection with any Third Party Claim which is not covered by a Direction Letter described in Section 5(d) of this Agreement.

         (b) All capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Merger Agreement.

         2. APPOINTMENT OF ESCROW AGENT. Buyer and the Stockholder Representative hereby appoint the Escrow Agent, and Escrow Agent hereby accepts appointment, as agent to hold the Escrowed Amounts (as defined in Section 4(b) hereof) and to distribute the same in accordance with the terms of this Agreement.

         3. DEPOSIT OF FUNDS. Buyer hereby deposits with the Escrow Agent, and Escrow Agent acknowledges receipt of, $2,100,000 (the "Principal Funds").

         4. ESCROW ACCOUNT; OBLIGATIONS OF THE ESCROW AGENT. (a) Escrow Agent shall maintain an account (the "Escrow Account"), into which it shall deposit the Principal Funds.

         (b) Escrow Agent shall invest any and all amounts from time to time held in the Escrow Account in certificates of deposit, short term obligations of the U.S. government, or overnight money market funds, as specified in accordance with the joint written instructions of Buyer and the Stockholder Representative from time to time received by the Escrow Agent. The interest earned as a result of any such investment ("Interest") shall be credited to and deposited into the Escrow Account. (The sum of the Principal Funds plus the Interest from time to time held in the Escrow Account is referred to hereinafter as the "Escrowed Amounts.")

         (c) Escrow Agent shall maintain and preserve the Escrowed Amounts and shall disburse the same from the Escrow Account only as provided hereinafter or by court order.

         (d) For purposes of any IRS Form 1099 reporting requirements, the Escrow Agent shall report Interest earned on the Principal Funds, but not yet disbursed from the Escrow Account in accordance with the provisions of Section 8(c) below, as having been earned by the Stockholders and the Optionees, pro rata based upon the percentage of the Shares and In-The-Money Options owned by each Stockholder and Optionee, as indicated on Schedule 1 hereto.

         5. CLAIM NOTICES; THIRD PARTY CLAIMS PROCEDURES AND PAYMENT. (a) In the event any Claim (other than Third Party Claims described in Section 5(e) below) should arise, Buyer shall provide a written notice to the Stockholder Representative which sets forth all relevant information with respect to the Claim and includes copies of all relevant documents (a "Claim Notice").

         (b) In the case of any Third Party Claim, the Stockholder Representative shall have the right (but not the obligation) to assume control of the defense, settlement, adjustment, or compromise of the Claim. Should the Stockholder Representative assume such control, (i) all expenses associated with the defense, settlement, adjustment, or compromise of the Third Party Claim shall be borne by the Stockholder Representative; (ii) Buyer shall, at the Stockholder Representative's expense, provide the Stockholder Representative with such information and assistance as the Stockholder Representative may reasonably request; (iii) Buyer shall be entitled to participate in the defense of the Third Party Claim, but shall not be entitled to reimbursement from the Escrow Account with respect to the costs and expenses of such defense if the Stockholder Representative shall have assumed such defense with counsel reasonably satisfactory to Buyer; and (iv) the Stockholder Representative shall obtain the prior written approval of Buyer, which shall not be unreasonably withheld, before entering into any settlement, adjustment, or compromise of the Third Party Claim or ceasing to defend against such Claim, if pursuant to or as a result of such settlement, adjustment, compromise or cessation, injunctive or other nonmonetary relief or any monetary relief not discharged in full by the Stockholder Representative would be imposed against Buyer or either of the Companies. In the event that the Stockholder Representative chooses not to assume control of the defense, settlement, adjustment, or compromise of any Third Party Claim, Buyer shall control the same. In such event, no settlement, adjustment, or compromise of such Third Party Claim shall be made by Buyer without the Stockholder Representative's prior consent, which shall not be unreasonably withheld.

         (c) Notwithstanding the provisions of Section 5(b), if the Stockholder Representative fails to take timely and diligent action to defend any Third Party Claim, or if the interests of Buyer and the Stockholders and Optionees in such defense are materially adverse, Buyer shall have the right to defend and settle the same as Buyer may reasonably deem appropriate, provided that no settlement, adjustment, or compromise of such Third Party Claim shall be made by Buyer without the Stockholder Representative's prior consent, which shall not be unreasonably withheld.

         (d) If Buyer settles, adjusts, or compromises any Third Party Claim with the consent of the Stockholder Representative, Buyer and the Stockholder Representative shall deliver to the Escrow Agent, as promptly as is reasonably practicable under the circumstances, but in all events within five business days after such settlement, adjustment, or compromise, a letter (the "Direction Letter") specifying the amount of such settlement, adjustment, or compromise, together with the amount of any attorneys' fees and other costs and expenses which were incurred by Buyer in connection with such Third Party Claim and which the Stockholder

Representative has agreed are reimbursable from the Escrow Account. The Escrow Agent shall, within two business days after receipt of such Direction Letter, pay to Buyer the amount specified therein from the Principal Funds in the Escrow Account.

         (e) In the case of any Third Party Claim disclosed in the Schedules, the Stockholder Representative hereby agrees that Buyer shall control the defense, settlement, adjustment, or compromise of such Claim, subject to the last sentence of Section 5(b) and the other provisions of this Section 5.

         (f) Except as otherwise provided in Section 5(a), Buyer shall provide a Claim Notice promptly upon becoming aware of the facts and circumstances indicating that a Claim exists, but Buyer's failure to provide a Claim Notice within any specified period of time shall not affect Buyer's rights hereunder if Buyer cures such failure by providing the required Claim Notice on or before the Termination Date (as defined in Section 7(a) hereof).

         6. NON THIRD PARTY CLAIMS PROCEDURES AND PAYMENT. (a) Buyer and the Stockholder Representative agree to use good faith efforts to resolve amicably all Non Third Party Claims, to respond to requests made by the other as promptly as is reasonably practicable under the circumstances, and to provide each other with all information reasonably requested by the other to enable the other to assess the basis for any Non Third Party Claim (or any objection to the assertion of such a Claim) or the magnitude of such Claim. Without limiting the foregoing, the Stockholder Representative shall respond in writing on behalf of the Stockholders and the Optionees to any Non Third Party Claim asserted by Buyer as promptly as is reasonably practicable under the circumstances, but in all events within thirty days after receipt by the Stockholder Representative of the Claim Notice relating thereto. The Stockholder Representative's written response (a "Claim Response") shall specify either that (and to the extent to which) the Stockholder Representative consents to the payment of the Non Third Party Claim or objects to the payment of such Claim and stating its reasons therefor.

         (b) If (and to the extent that) any Claim Response indicates that the Stockholder Representative consents to the payment of any Non Third Party Claim, Buyer and the Stockholder Representative shall deliver to the Escrow Agent, as promptly as is reasonably practicable under the circumstances, but in all events within five business days after receipt by Buyer of such Claim Response, a Direction Letter specifying the amount that the Stockholder Representative has consented to be paid to Buyer with respect to such Claim (to the extent of such consent, an "Allowed Claim"). The Escrow Agent shall, within two business days after receipt of the Direction Letter, pay the Allowed Claim from the Principal Funds in the Escrow Account in accordance with the Direction Letter.

         (c) If any Claim Response contains an objection to the payment of any Non Third Party Claim (or any portion thereof) described therein (a "Disputed Claim"), then (i) Buyer and the Stockholder Representative shall deliver a Direction Letter pursuant to Section 6(b) above with respect to the payment of the undisputed portion (if any) of such Claim, and (ii) Buyer and the Stockholder Representative shall use their best efforts to resolve the Disputed Claim. If the parties are unable to resolve the Disputed Claim within sixty days after the date of the Claim Response relating thereto, the Stockholder Representative shall have the right to submit the Disputed Claim to arbitration as provided in Section 10. The Stockholder Representative shall do so by filing a Notice of Arbitration (as defined in Section 10(b)) within such sixty day period and shall promptly provide a copy of the same to Buyer.

         (d) If the Stockholder Representative fails either (i) to respond to any Claim Notice relating to any Non Third Party Claim within thirty days after receipt of the same, or (ii) to file a Notice of Arbitration with respect to any Disputed Claim within sixty days after the date of its Claim Response relating thereto, the Stockholder Representative shall be deemed to have agreed to the validity of such Non Third Party Claim for the full amount thereof and to have consented to the payment thereof. Buyer shall have the right to issue to the Escrow Agent a Direction Letter with respect to any such Non Third Party Claim at any time thereafter, setting forth the basis upon which it is issuing the Direction Letter and instructing the Escrow Agent to disburse from the Principal Funds in the Escrow Account an amount equal to the amount of such Claim as indicated in the Claim Notice initially provided by Buyer with respect thereto. Buyer shall provide a copy of such Direction Letter to the Stockholder Representative no later than the date upon which such Direction Letter is issued to the Escrow Agent. The Escrow Agent shall, within two business days after receipt of the Direction Letter, pay the Non Third Party Claim from the Principal Funds in the Escrow Account in accordance with the Direction Letter so received.

         (e) If the Stockholder Representative files a Notice of Arbitration within sixty days after the date of its Claim Response relating to any Disputed Claim, no disbursal of Principal Funds from the Escrow Account shall be made with respect to such Disputed Claim until final resolution of the Claim (whether by arbitration, settlement, or otherwise). Promptly after such final resolution, Buyer and the Stockholder Representative shall deliver a Direction Letter to the Escrow Agent regarding payment of such Disputed Claim, and the Escrow Agent shall make payment of the amount specified in such Direction Letter from the Principal Funds in the Escrow Account within two business days after receipt thereof. To the extent that the Disputed Claim is resolved in the Stockholders' and Optionees' favor, no distribution shall be made to Buyer with respect to the portion of the Disputed Claim resolved in the Stockholders' and Optionees' favor, and such amount shall remain in the Escrow Account until distribution is otherwise required hereunder.

         7. TERMINATION DATE AND PENDING CLAIMS. (a) Subject to the remaining provisions of this Section 7, Buyer's right to reimbursement of Claims from the Escrow Account shall end on December 4, 2001 (the "Termination Date"), and Escrow Agent shall not disburse to Buyer any Principal Funds from the Escrow Account for which a Direction Letter has not been received by the close of business on the Termination Date.

         (b) Not more than two business days after the Termination Date, Buyer shall give to the Stockholder Representative a schedule of all outstanding Claims existing as of the

Termination Date and asserted or yet to be asserted by Buyer (the "Schedule of Claims"), and the amount with respect to each such Claim to be held in escrow until such Claim is resolved. Such amount shall not exceed the greatest amount Buyer asserts (in the reasonable good faith discretion of Buyer) is owing or, in the case of a then unliquidated Claim, could reasonably be expected to become owing, with respect to such Claim. Promptly (but in any event within three business days) after the Schedule of Claims is produced, Buyer and the Stockholder Representative shall deliver to the Escrow Agent a Direction Letter instructing the Escrow Agent to release from the Escrow Account and promptly pay to the Stockholder Representative the amount (if any) by which the balance of Principal Funds in the Escrow Account exceeds the aggregate amount of all Claims listed on the Schedule of Claims.

         (c) On the second business day after final resolution, in accordance with the provisions of this Agreement, of all Claims set forth on the Schedule of Claims, all amounts remaining in the Escrow Account shall be paid over and distributed to the Stockholder Representative.

         8. DISBURSAL OF ESCROWED AMOUNTS. (a) All disbursals to Buyer from the Escrow Account shall be made by wire transfer of funds to such bank account as Buyer shall specify to Escrow Agent in the Direction Letter relating thereto.

         (b) All disbursals to the Stockholder Representative from the Escrow Account shall be made by wire transfer to such bank account or accounts as may be specified by the Stockholder Representative by notice given to the Escrow Agent.

         (c) At the time any Principal Funds are distributed from the Escrow Account, the Escrow Agent shall also disburse to the party receiving such Principal Funds all Interest accrued on such Principal Funds through the date of disbursal and then remaining in the Escrow Account.

         (d) The Stockholder Representative shall distribute to the Stockholders and the Optionees all disbursals received by the Stockholder Representative hereunder, pro rata based upon the percentage of the Shares and In-The-Money Options owned by each Stockholder and Optionee, as indicated on Schedule 1 hereto.

         9. OBLIGATION TO DISBURSE. Escrow Agent shall comply with any Direction Letter received in accordance with Section 5, 6, or 7 hereof regardless of whether there is any dispute between the Stockholder Representative, the Stockholders, the Optionees, and Buyer as to the Claim to which such Direction Letter relates or the right to issue or validity of such Direction Letter.

         10. ARBITRATION. (a) Any controversy or claim arising out of or relating to this Agreement or the breach thereof, including without limitation, the validity or amount of any Claim, shall be settled by arbitration in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). Any such arbitration shall be held in Atlanta, Georgia. If necessary, judgment upon any award rendered by the arbitrator in accordance with such Commercial Arbitration Rules may be entered in any court having jurisdiction thereof.

         (b) Arbitration proceedings under this Agreement may be commenced only by the filing with the Atlanta office of the AAA of a notice of intent to arbitrate (a "Notice of Arbitration"). In the case of arbitration proceedings sought to be commenced with respect to any Disputed Claim by the Stockholder Representative, the Stockholder Representative may file such Notice of Arbitration without the consent of any particular percentage of the Stockholders and Optionees.

         (c) Arbitration proceedings with respect to any Claim which are not commenced within sixty days after the date of the Claim Response relating thereto shall be forever barred.

         (d) In any arbitration proceedings commenced under this Agreement, the successful or prevailing party shall be entitled to recover from the unsuccessful party reasonable attorneys' fees and other costs incurred in connection therewith, and the losing party shall be responsible for all costs of the arbitration proceedings. If Buyer is the successful or prevailing party, Buyer shall have the option of adding the amount of its reasonable attorneys' fees and other costs to the amount to be disbursed from the Escrow Account with respect to the Claim resolved by such proceedings. If Buyer elects not to do so, any liability of the Stockholder Representative shall be allocated among the Stockholders and Optionees pro rata based upon the percentage of the Shares and In-The-Money Options owned by each Stockholder and each Optionee, as indicated on Schedule 1 hereto.

         11. ESCROW AGENT'S LIABILITY; INDEMNIFICATION OF ESCROW AGENT; RESIGNATION AND SUCCESSOR. (a) Escrow Agent shall not be liable to the Stockholder Representative, any Stockholder, any Optionee, or Buyer for any action taken or omitted to be taken by it under this Agreement, unless such action or omission constitutes gross negligence or willful misconduct on the part of the Escrow Agent. In any arbitration or legal proceeding relating to this Agreement or any dispute hereunder, Escrow Agent shall be indemnified and held harmless from all costs, expenses, and damages (including reasonable attorneys' fees) incurred by it in connection with such action or proceeding (i) by Buyer, if Buyer is the unsuccessful party, or (ii) by the Stockholder Representative, who in turn will be held harmless by each Stockholder and each Optionee, jointly and severally, if Buyer is the successful or prevailing party.

         (b) The Escrow Agent may resign at any time, upon thirty days prior written notice to Buyer and the Stockholder Representative, and shall deposit all amounts then held in the Escrow Account with a successor escrow agent to be jointly designated by Buyer and the Stockholder Representative. Any such successor escrow agent must agree to be and shall be bound by, and shall have all the rights, duties, and responsibilities of the Escrow Agent under, this Agreement. If, upon the effective date of such resignation, no successor escrow agent shall have been designated, the Escrow Agent shall have the right to tender into the registry or custody of any court of competent jurisdiction any part or all of the Escrow Account and shall be relieved of any further obligations under this Agreement. Such resignation shall not deprive the Escrow Agent of its compensation earned prior thereto, and the provisions of Section 11(a) hereof shall survive any resignation by the Escrow Agent.

         12. ESCROW AGENT'S FEES AND EXPENSES. (a) Escrow Agent shall be paid a fee of $2,000 for its services under this Agreement. In addition, Escrow Agent shall be reimbursed for all reasonable attorneys' fees and reasonable and customary expenses, such as wire transfer and certified or cashier's check charges, incurred by Escrow Agent in connection with this Agreement or the servicing and administration of the Escrow Account. (Such fees and expenses of Escrow Agent are referred to hereinafter as the "Fees and Expenses.")

         (b) All Fees and Expenses of the Escrow Agent shall be paid by Buyer.

         13. MISCELLANEOUS. (a) No modification or amendment of any provision of this Agreement shall be effective unless made in written instrument, duly executed by the party to be bound thereby, which refers specifically to this Escrow Agreement and states that an amendment or modification is being made in the respects set forth in such instrument.

         (b) This Escrow Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including, in the case of each Stockholder and each Optionee, the heirs, legatees, and legal representatives of such Stockholder or Optionee.

         (c) All notices, including without limitation, Claim Notices, Resolution Notices, and Claim Responses, and all other communications which are required or permitted hereunder shall be in writing and shall be delivered personally or sent by U.S. mail, telecopy, or overnight delivery service, to the party or parties for whom intended at such party's address set forth below, and shall be deemed given when received by the party for whom intended:

         If to Buyer:

                  TBC Corporation
                  4770 Hickory Hill Road
                  Memphis, Tennessee 38141
                  Attention:  President
                  Fax:  (901) 541-3639

         With copy to:

                  Thompson Hine & Flory LLP
                  2000 Courthouse Plaza NE
                  Dayton, OH 45402
                  Attention:  Sharen Swartz Neuhardt, Esq.
                  Fax:  (937) 443-6635

         If to Stockholders, the Optionees, or the Stockholder Representative:

                  Stockholders and Optionees of Tire Kingdom
                  c/o Weiss, Peck & Greer, L.L.C.,
                  as Stockholder Representative
                  One New York Plaza
                  New York, New York 10004-1950
                  Attention:  Wesley W. Lang, Jr.
                  Fax:  (212) 908-0112

         With copy to:

                  Finn Dixon & Herling LLP
                  One Landmark Square
                  Stamford, Connecticut 06901-2689
                  Attention:  Michael J. Herling, Esq.
                  Fax:  (203) 348-5777

         If to Escrow Agent:

                  SunTrust Bank
                  424 Church Street
                  Sixth Floor
                  Nashville, Tennessee 37219
                  Attention:  Donna Williams, Vice President
                  Fax: (615) 748-5331

Any party may change the address to which notices and other communications are to be directed to such party by giving written notice of such change to the other parties hereto.

         (d) The failure of any party to insist in any one or more instances upon performance of any of the provisions of this Agreement or to take advantage of any of such party's rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights, and the same shall continue and remain in full force and effect. No single or partial exercise by any party of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy. Waiver by any party of any breach of any provision of this Agreement shall not constitute or be construed as a continuing waiver or a waiver of any other breach of any other provision of this Agreement.

         (e) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, as applicable to contracts executed and wholly performed therein.

         IN WITNESS WHEREOF, the parties have executed this Escrow Agreement on the date first written above.

                                 TBC CORPORATION


                                 By_____________________________________
                                   Ronald E. McCollough,
                                   Executive Vice President,
                                   Chief Financial Officer, and Treasurer


                                 WEISS, PECK & GREER, L.L.C., as
                                 Stockholder Representative

                                 By_______________________________________
                                   Name:
                                   Title:


                                 SUNTRUST BANK, as Escrow Agent

                                 By_______________________________________
                                   Donna L. Williams,
                                   Vice President

                                   SCHEDULE I
                                   ----------

                                    No. of Shares/In-The-Money
Name of Stockholder/Optionee               Options Owned      Percentage
----------------------------               -------------      ----------

                                                                       EXHIBIT C

                  Form of Opinion of Thompson Hine & Flory LLP


1. Each of the Buyer and the Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, and the Buyer is the direct and sole stockholder of the Merger Sub.

2. Each of the Buyer and the Merger Sub has the requisite corporate power and authority to execute and deliver the Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Agreement and the consummation of the transactions contemplated thereby have been duly authorized and approved by all necessary corporate action on the part of the Buyer and the Merger Sub.

3. The Agreement has been duly and validly executed and delivered by each of the Buyer and the Merger Sub and constitutes a legal, valid and binding obligation of the Buyer and the Merger Sub, enforceable against the Buyer and the Merger Sub in accordance with its terms [subject to customary exceptions].

4. Neither the execution and delivery of the Agreement by the Buyer or the Merger Sub nor the consummation by the Buyer or the Merger Sub of the transactions contemplated thereby will:

                  (a) conflict with or result in a violation of any provision of the Certificate of Incorporation or By-laws of the Buyer or the Merger Sub.

                  (b) violate any judgment, ruling, order, writ, injunction, or decree of which we are aware which is applicable to the Buyer or the Merger Sub, or violate any federal or Delaware corporate law, rule or regulation applicable to the Buyer or the Merger Sub.

                  (c) except for the filing of the Certificate of Merger and compliance with the requirements of the HSR Act, to our knowledge, require any consent, approval, authorization or permit of or from, or filing with or notification to, any federal or Delaware Governmental Entity.

5. All requisite corporate action has been taken by the directors and stockholders of the Buyer and the Merger Sub under Delaware corporate law to enable the Buyer and the Merger Sub to legally consummate the Merger.



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